Exhibit 99.1

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Combined Financial Statements

AT&T WarnerMedia Business

(A component of AT&T Inc.)

Years Ended December 31, 2019, 2020 and 2021

Report of Independent Registered Public Accounting Firm

To the Stockholder and Those Charged with Governance of AT&T WarnerMedia Business (A Component of AT&T Inc.).

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the AT&T WarnerMedia Business (A Component of AT&T Inc.) (the Company) as of December 31, 2021 and 2020, the related combined statements of operations, other comprehensive income, cash flows and equity for each of the three years in period ended December 31, 2021, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to Those Charged with Governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Pre-release film impairments

Description of the Matter	As disclosed in Note 2 to the combined financial statements, film costs are stated at the lower of cost, less accumulated amortization, or fair value. As disclosed in Note 11 to the combined financial statements, the unamortized balance related to completed and not released and in production theatrical films was $343 million and $1,687 million at December 31, 2021, respectively.

Auditing the Company’s impairment evaluation for theatrical films prior to release is challenging and subjective as the key inputs into the analysis include estimates of future revenue-generating activities, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, the star power of the lead actors, the rating and genre of the film, pre-release market research (including test market screenings), international distribution plans and the expected number of theaters in which the film will be released.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s theatrical impairment review process. Our procedures included testing controls over management’s review of unreleased theatrical films for indicators of impairment and management’s determination of the significant assumptions described above.

Our audit procedures to test management’s assessment of unreleased theatrical films for impairment included, among others, testing the completeness and accuracy of the underlying data as well as the significant assumptions described above. For example, we assessed management’s assumptions of future revenue-generating activities by comparing them to historical performance of comparable films and to current operating information, and we considered the historical accuracy of management’s estimates. We also performed sensitivity analyses to evaluate the potential changes in the estimated profitability of unreleased films resulting from changes in the assumptions.

Evaluation of goodwill for impairment

Description of the Matter

At December 31, 2021, the Company’s goodwill balance was $39,692 million. As discussed in Note 2 to the combined financial statements, reporting unit goodwill is tested at least annually for impairment. Estimating fair value in connection with this impairment evaluation involves the utilization of the discounted cash flow model and market multiples valuation approaches.

Auditing management’s annual goodwill impairment test was complex because the estimation of fair value involves subjective management assumptions, such as estimates of the projected rates of discrete and long-term growth of cash flows and weighted average cost of capital. These assumptions are forward-looking and could be affected by shifts in the evolving market landscape. Changes in these assumptions can have a material effect on the determination of fair value.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s impairment evaluation processes. Our procedures included testing controls over management’s review of the valuation models and the significant assumptions described above.

Our audit procedures to test management’s impairment evaluation included, among others, assessing the valuation methodologies and significant assumptions discussed above and the underlying data used to develop such assumptions. For example, we compared the significant assumptions to current industry, market and economic trends, and other guideline companies in the same industry. Where appropriate, we evaluated whether changes to the Company’s business model, customer base and other factors would affect the significant assumptions. We also assessed the historical accuracy of management’s estimates and performed independent sensitivity analyses. We involved our valuation specialists to assist us in performing our audit procedures to test the estimated fair value of the Company’s reporting unit.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Dallas, Texas

March 4, 2022

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Combined Statements of Operations

(In Millions)

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating Revenues
Subscription revenue	$12,585	$10,758	$10,582
Advertising revenue	4,357	3,925	4,537
Content revenue	12,016	9,324	13,214
Related party revenue	3,615	3,384	3,612
Other revenue	899	755	981

Total operating revenue	33,472	28,146	32,926

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	19,472	15,956	18,010
Selling, general and administrative expenses (exclusive of depreciation and amortization expense shown separately below)	7,142	6,112	6,181
Related party expense	399	704	292
Depreciation and amortization expense	4,551	4,961	5,360

Total operating expense	31,564	27,733	29,843

Operating Income	1,908	413	3,083

Other Expenses
Interest expense, net	142	147	426
Other expense, net	249	329	243

Total other expenses	391	476	669

Income (loss) before income taxes	1,517	(63)	2,414

Income tax expense (benefit)	261	(75)	134

Net income	$1,256	$12	$2,280

The accompanying notes are an integral part of the Combined Financial Statements.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Combined Statements of Other Comprehensive Income

(In Millions)

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Net income	$1,256	$12	$2,280
Other comprehensive income, net of tax:
Foreign currency translation
Unrealized (losses) gains occurring during the period, net of taxes of $(6), $2 and $9	(176)	128	47
Benefit obligations
Prior service cost, net of taxes of $7, $0 and $(1)	(30)	(2)	(3)
Derivative instruments
Unrealized (losses) gains occurring during the period, net of taxes of $4, $(2) and $(2)	(13)	1	8
Reclassification adjustment included in net income, net of taxes of $0, $(2) and $1	(1)	1	(5)

Change in derivative instruments	(14)	2	3

Other comprehensive (loss) income	(220)	128	47

Total Comprehensive Income	$1,036	$140	$2,327

The accompanying notes are an integral part of the Combined Financial Statements.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Combined Balance Sheets

(In Millions)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$1,879	$1,494
Accounts receivable – net of related allowance for credit loss of $100 and $212	4,399	5,738
Related party accounts receivable	593	429
Prepaid expenses	590	663
Other current assets	496	478

Total current assets	7,957	8,802

Noncurrent inventories and theatrical film and television production costs	18,923	14,728
Property, plant and equipment, net	4,238	4,408
Goodwill	39,692	40,214
Trademarks and tradenames, net	16,688	17,339
Distribution networks, net	11,942	13,793
Other intangible assets, net	11,643	13,113
Investments, including available-for-sale securities	1,388	1,189
Operating lease right-of-use assets	2,357	2,381
Other assets	3,013	2,539

Total assets	$117,841	$118,506

Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$10,652	$9,708
Related party accounts payable	88	48
Debt maturing within one year	10	22
Other current liabilities	1,566	1,611

Total current liabilities	12,316	11,389

Noncurrent liabilities
Long-term debt	1,713	1,765
Deferred income taxes	11,361	11,703
Postemployment benefit obligation	75	84
Other noncurrent liabilities	7,102	6,998

Total liabilities	32,567	31,939

Commitments and contingencies (Note 20)

Equity
Net parent investment	85,356	86,429
Accumulated other comprehensive (loss) income	(82)	138

Total equity	85,274	86,567

Total liabilities and equity	$117,841	$118,506

The accompanying notes are an integral part of the Combined Financial Statements.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Combined Statements of Cash Flows

(In Millions)

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating Activities
Net income	$1,256	$12	$2,280
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of film and television costs	10,717	8,688	9,553
Depreciation and amortization	4,551	4,961	5,360
Provision for uncollectible accounts	(43)	71	28
Asset impairments	157	808	255
Share-based compensation expense	187	216	194
Net loss on investment, net of impairments	217	168	38
Actuarial (gain) loss on pension and postretirement benefits	(221)	153	13
Deferred income tax (benefit)	(372)	(499)	(221)
Net accretion/amortization of discount (premium)	(17)	(16)	(26)
Gain on early extinguishment of debt	—	—	(187)
Premiums paid and costs incurred on debt redemption	—	13	376
Changes in operating assets and liabilities:
Receivables	1,258	374	3,619
Prepaid expenses and other current assets	53	(233)	28
Inventories and theatrical film and television production costs	(14,938)	(11,446)	(11,921)
Operating lease-right of use assets	51	80	122
Accounts payable and other accrued liabilities	853	1,036	(380)
Postretirement claims and contributions	(138)	(145)	(104)
Other, net	(328)	414	(144)

Cash Provided by Operating Activities	3,243	4,655	8,883

Investing Activities
Capital expenditures	(769)	(608)	(675)
(Purchases) sales of investments, net	(205)	(42)	224
Dispositions	473	65	245
Acquisitions, net of cash acquired	—	(233)	—

Cash Used in Investing Activities	(501)	(818)	(206)

Financing Activities
Repayment of long-term debt	(2)	(172)	(15,435)
Principal payments on finance leases	(34)	(20)	(16)
Premiums paid and costs incurred on debt redemption	—	(13)	(376)
Net transfers (to) from Parent	(2,322)	(4,214)	7,767

Cash Used in Financing Activities	(2,358)	(4,419)	(8,060)

Net increase (decrease) in cash and cash equivalents and restricted cash	384	(582)	617
Cash and cash equivalents and restricted cash at beginning of year	1,495	2,077	1,460

Cash and Cash Equivalents and Restricted Cash End of Period	$1,879	$1,495	$2,077

The accompanying notes are an integral part of the Combined Financial Statements.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Combined Statements of Equity

(In Millions)

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Net Parent Investment
Balance at beginning of period	$86,429	$90,507	$80,380
Net income	1,256	12	2,280
Share-based compensation funded by Parent	187	216	194
Net transfers (from) to Parent	(2,516)	(4,306)	7,653

Balance at end of period	85,356	86,429	90,507

Accumulated other comprehensive (loss) income, net of tax
Balance at beginning of period	$138	$10	$(37)
Other comprehensive (loss) income	(220)	128	47

Balance at end of period	(82)	138	10

Total equity at end of period	$85,274	$86,567	$90,517

The accompanying notes are an integral part of the Combined Financial Statements.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

The accompanying Combined Financial Statements include the accounts of all operations that comprise AT&T Inc.’s (“AT&T” or the “Parent”) WarnerMedia segment excluding the Xandr, Crunchyroll, Chilevision and Playdemic Limited businesses (the “Company,” “WarnerMedia,” “we” or “us”). On May 17, 2021, AT&T announced a definitive agreement (the “Transaction”) to combine the Company with Discovery, Inc.’s (“Discovery”) leading nonfiction and international entertainment and sports businesses to create a standalone global entertainment company. Under the terms of the agreement, which is structured as an all-stock, Reverse Morris Trust transaction, AT&T will receive $43,000 (subject to net working capital and other adjustments) in a combination of cash, debt securities and the Company’s retention of certain debt. AT&T’s shareholders that hold the Company’s common stock immediately prior to the merger will be entitled to receive stock of the combined company representing 71% of the combined company and Discovery shareholders immediately prior to the merger will own 29% of the combined company, in each case on a fully diluted basis. The Transaction is subject to customary closing conditions including approval by regulatory authorities. On February 1, 2022, AT&T announced that the structure of the distribution will be a pro rata distribution rather than an exchange offer. In the distribution, each AT&T shareholder will receive, on a tax-free basis, an estimated 0.24 shares of the Company’s common stock for each AT&T common share held as of the record date for the pro rata distribution. Upon closing of the Transaction, each share of the Company’s common stock will automatically convert into the right to receive a number of shares of the stock of the combined company. The exact number of shares of the stock of the combined company to be received by AT&T shareholders for each AT&T common share in connection with the Transaction will be determined closer to the closing based on the number of AT&T common shares outstanding and the number of shares of the common stock of the combined company outstanding immediately prior to the merger on a fully diluted, as-converted (including as a result of the reclassification and conversion of Discovery’s capital stock into the common stock of the combined company in connection with the Transaction) and as-exercised basis. AT&T shareholders will continue to hold the same number of AT&T common shares after the Transaction closes.

We are a global media and entertainment company that develops, produces and acquires feature films, television, gaming and other content for monetization in various media outlets including theatrical, basic and premium pay television, free-to-air television, direct-to-consumer services and physical / digital retail stores.

On June 14th, 2018, AT&T completed its acquisition of Time Warner Inc. (“Time Warner”), a leading media and entertainment company, whose businesses include television networks, film and TV entertainment (the “Acquisition”). Upon closing of the Acquisition, the Time Warner business became a wholly owned subsidiary of AT&T and is included in the WarnerMedia segment. The accompanying Combined Financial Statements reflect the pushdown of acquisition accounting for the assets and liabilities of the Company which existed as of the acquisition date.

Basis of Presentation

Our Combined Financial Statements represent the operations of WarnerMedia and have been prepared on a carve-out basis. Our Combined Financial Statements have been derived from AT&T’s consolidated financial statements and accounting records and reflect our Combined Statements of Operations, Balance Sheets and Statements of Cash Flows in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

AT&T provides certain corporate services to the Company and costs associated with these services have been allocated accordingly. These allocations include costs related to corporate finance, human resources, business development, legal, treasury, real estate, external affairs, compliance and other services. The costs of such services have been allocated to us based on an allocation metric which best represents our portion of corporate expenses incurred, primarily based on the relative percentage of expected revenue. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses that would have been incurred had we been operating independently for the periods presented. See Note 13.

AT&T maintains a number of share-based compensation plans, pension plans, and post-retirement plans at a corporate level. Our employees participate in those programs and, as such, we were charged a portion of the expenses associated with these programs. However, our Combined Balance Sheets do not include any AT&T equity related to the share-based compensation programs or any pension or post-retirement assets or liabilities where AT&T is the sponsor of the corresponding plan. See Note 16.

AT&T maintains a number of insurance policies including general liability, automobile, production related insurance, and employers’ liability. We have traditionally maintained policies through AT&T that provide limited coverage for these risks, and as such, we were allocated a portion of the expenses associated with these policies, excluding production related insurance in 2021 covered through a new master policy that will not convey with the transaction. The change results in approximately $150 less of insurance costs reflected in related party expenses in 2021. Additionally, we purchase insurance coverage to comply with local insurance regulations and contractual requirements. AT&T self-insures certain other risks including those associated with property damages. It is our policy to accrue for amounts related to these risks if it is probable a loss has been incurred, the amount is reasonably estimable, and we are directly liable for a loss.

“Net parent investment” represents AT&T’s interests in the recorded net assets of the Company. The net investment balance represents the cumulative net investment by AT&T in the Company through the periods presented, including any prior net income or comprehensive (loss) income attributable to the Company. Certain transactions between the Company and AT&T, including allocated expenses, are also included in and reflected as a change in parent’s net investment on the Combined Balance Sheets.

All significant intercompany balances that do not have established written agreements and do not settle in cash between AT&T and the Company have been eliminated for the periods presented and are included in Net Parent Investment.

The Combined Financial Statements may not be indicative of our future performance and do not necessarily reflect what our Combined Statements of Operations, Balance Sheets and Statements of Cash Flows would have been had we operated as an independent business during the periods presented. To the extent that an asset, liability, revenue or expense is directly attributable to the Company, it is reflected in the accompanying Combined Financial Statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions, including potential impacts arising from the COVID-19 pandemic and other estimates of probable losses and expenses, that affect the amounts reported in the Combined Financial Statements and accompanying notes. Actual results could differ from those estimates.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Accounting Standards Adopted During the Periods Presented

Income Taxes

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (ASU 2019-12), which was expected to simplify income tax accounting requirements in areas deemed costly and complex. The amendments under ASU 2019-12 were effective as of January 1, 2021, and interim periods within that year, with early adoption permitted in its entirety as of the beginning of the year of adoption. We early adopted this ASU as of January 1, 2020 and the adoption did not have a material impact on our financial statements.

Credit Losses

As of January 1, 2020, we adopted, through modified retrospective application, ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or Accounting Standards Codification (ASC) 326 (ASC 326), which replaces the incurred loss impairment methodology under prior GAAP with an expected credit loss model. ASC 326 affects trade receivables, loans, contract assets, certain beneficial interests, off-balance-sheet credit exposures not accounted for as insurance contracts and other financial assets that are not subject to fair value through net income, as defined by the standard. Under the expected credit loss model, we are required to consider future economic trends to estimate expected credit losses over the lifetime of the asset. Our adoption of ASC 326 did not have a material impact on our financial statements.

Leases

As of January 1, 2019, we adopted, with modified retrospective application, the FASB’s ASU No. 2016-02, “Leases (Topic 842)” (ASC 842), which replaces existing leasing rules with a comprehensive lease measurement and recognition standard and expanded disclosure requirements. See Note 9. ASC 842 requires lessees to recognize most leases on their balance sheets as liabilities, with corresponding “right-of-use” assets. For recognition purposes within the Combined Statements of Operations, leases are classified as either a finance or an operating lease without relying upon bright-line tests.

The key change upon adoption of the standard was balance sheet recognition of most operating leases, given that the recognition of lease expense in our Combined Statements of Operations is similar to our historical accounting. Using the modified retrospective transition method of adoption, we did not adjust the Combined Balance Sheets for comparative periods but recorded a cumulative effect adjustment to retained earnings on January 1, 2019. We elected the package of practical expedients permitted under the transition guidance within the new standard, which, among other things, allowed us to carry forward our historical lease classification. We excluded leases with original terms of one year or less. All variable lease payments are expensed as incurred and are not included in the measurement of right-of-use assets and lease liabilities. Additionally, we elected to not separate lease and non-lease components for certain classes of assets. Our accounting for finance leases did not change from our prior accounting for capital leases.

The adoption of ASC 842 resulted in the recognition of an operating lease liability and operating right-of-use asset of $858. Existing prepaid and deferred rent accruals were recorded as an offset to the right-of-use asset, resulting in a net asset of $767. The adoption had no material effect on equity. The standard did not materially impact our Combined Statements of Operations or Combined Statements of Cash Flows.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

We review leases for which we are involved in construction to determine if we are considered to be the owner for accounting purposes during the construction period. If we are determined to be the owner for accounting purposes, we follow build-to-suit accounting and capitalize direct construction costs incurred along with a corresponding facility financing liability. At the end of the construction period, we assess whether these arrangements qualify for sales recognition under sale-leaseback accounting guidance. If upon completion of construction, the arrangement does not meet the sale-leaseback criteria, we will continue to be considered the owner of the building for accounting purposes.

Deferral of Episodic Television and Film costs

In March 2019, the FASB issued ASU No. 2019-02, “Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials” (ASU 2019-02), which we early adopted as of January 1, 2019, with prospective application. The standard eliminates certain revenue-related constraints on capitalization of inventory costs for episodic television that existed under prior guidance. In addition, the balance sheet classification requirements that existed in prior guidance for film production costs and programming inventory were eliminated. As of January 1, 2019, we reclassified $2,270 of our programming inventory costs from “Other current assets” to “Noncurrent inventories and theatrical film and television production costs” in accordance with the guidance. See Note 11. This change in accounting did not materially impact our Combined Statements of Operations.

Summary of Significant Accounting Policies

The following is a discussion of each of our critical accounting policies, including information and analysis of estimates and assumptions involved in their application, and other significant accounting policies.

Cash and Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less. The carrying amounts approximate fair value. At December 31, 2021, we held $1,787 in cash and $92 in money market funds and other cash equivalents. Of our total cash and cash equivalents, $984 resided in foreign jurisdictions and is denominated in their local currency and could be subject to foreign exchange risk, some of which is subject to restrictions on repatriation.

Our cash is held in bank accounts to which we hold legal title. The balance at the end of each period will be reflected on our Combined Balance Sheets, less amounts that are swept to accounts owned by AT&T.

Cost of revenues

We include in cost of revenues production cost amortization (excluding amortization of released television and film content acquired in a business combination), net participation costs, amortization of games development costs, and other direct and indirect costs.

We classify released television and film content acquired in a business combination as an intangible asset included in “Other intangible assets, net” and any related amortization is included within “Depreciation and amortization expense”, consistent with our policy for amortization of all assets included in “Other intangible assets, net”.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Depreciation and amortization expense

Depreciation includes expense pertaining to property, plant and equipment. Amortization includes     expense pertaining to intangibles of released television and film content acquired in a business combination, trademarks and tradenames, distribution networks, and other intangible assets.

Allowance for Credit Losses

We record expense to maintain an allowance for credit losses for estimated losses that result from the failure or inability of our customers to make required payments deemed collectible from the customer when the service was provided or product was delivered. When determining the allowances for trade receivables and loans, we consider the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends and general economic factors, including bankruptcy rates. We also consider future economic trends to estimate expected credit losses over the lifetime of the asset. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances with allowances generally increasing as the receivable ages. Accounts receivable may be fully reserved for when specific collection issues are known to exist, such as catastrophes or pending bankruptcies.

Licensed Programming Inventory and Film and Television Production Costs

We produce and license programming for exhibition on our ad-supported networks, premium pay television and streaming services. We also produce films for theatrical exhibition and programs for third party television and streaming services.

Costs to produce television programs and feature films are capitalized as incurred. For licensed programming, a programming inventory asset and a corresponding liability payable to the licensor are recorded (on a discounted basis if the license agreements are long-term) when (i) the cost of the programming is reasonably determined, (ii) the programming material has been accepted in accordance with the terms of the agreement, (iii) the programming is available for its first showing or telecast and (iv) the license period has commenced.

Content that is initially intended to be released theatrically or exhibited on a third-party television network or streaming service is generally considered to be predominately monetized on an individual basis. Content that is initially intended to be exhibited on our streaming service or television networks is generally considered to be predominately monetized as part of a film group. Changes in predominant monetization strategy (e.g., a film greenlit for theatrical release will only be exhibited on our streaming service) is a triggering event for impairment testing before the title is accounted for as part of the film group.

For films and television programs predominantly monetized individually, the amount of capitalized film and television production costs and the amount of participations and residuals to be recognized as expense in a particular period are determined using the film forecast method. Under this method, the amortization of capitalized costs and the accrual of participations and residuals are based on the proportion of the film’s (or television program’s) revenues recognized for such period to the film’s (or television program’s) estimated remaining ultimate revenues (i.e., the total revenue to be received throughout a film’s (or television program’s) remaining life cycle).

The process of estimating a film’s ultimate revenues requires us to make a series of judgments related to future revenue-generating activities associated with a particular film. To the extent that the ultimate revenues are

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

adjusted, the resulting gross margin reported on the exploitation of that film or television series in a period is also adjusted. See Note 11. Prior to the theatrical release of a film, our estimates are based on factors such as the historical performance of similar films, the star power of the lead actors, the rating and genre of the film, pre-release market research (including test market screenings), international distribution plans and the expected number of theaters in which the film will be released. For a film (or television program) that is predominately monetized on its own but also monetized with other films and/or programs, we make a reasonable estimate of the value attributable to the film or program’s exploitation while monetized with other films/programs and expense such costs as the film or television program is exhibited. The period over which ultimate revenues are estimated generally does not exceed ten years from the initial release of a motion picture or from the date of delivery of the first episode of an episodic television series. Estimates are updated based on information available during the film’s production and, upon release, the actual results of each film.

For programming that is predominantly monetized as part of a film group, which includes our acquired programming rights and certain internally-produced television programs (and films), capitalized production costs are amortized using a reasonably reliable estimate of the use of the program (for example, derived from historic viewership patterns), adjusted for any significant individual monetization earnings using a revenue forecast model. Licensed programming rights are typically amortized over the useful life of the license period on a straight-line basis (or per-play basis, if greater, for our advertising-supported networks), or accelerated basis for licensed original programs. When we have the right to exhibit feature theatrical programming in multiple windows over a number of years, historical audience viewership is used as the basis for determining the amount of programming amortization attributable to each window.

Rights fees paid for sports programming arrangements are generally amortized using a revenue-forecast model, in which the rights fees are amortized using the ratio of current period advertising revenue to total estimated remaining advertising revenue over the term of the arrangement.

Film and television production costs on our Combined Balance Sheets include the unamortized cost of completed theatrical films and television episodes, theatrical films and television series in production and undeveloped film and television rights. Film and television production costs, and licensed programming inventory, are stated at the lower of cost, less accumulated amortization, or fair value.

Unamortized film costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of a film (or television program) predominately monetized on its own, or a film group, may be less than its unamortized costs. If the carrying value of an individual feature film or television program, or film group, exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference.

For content that is predominately monetized individually, we utilize estimates including ultimate revenues and additional costs to be incurred (including exploitation and participation costs), in order to determine whether the carrying value of a film or television program is impaired. For content that is predominately monetized as a film group, we evaluate the fair value of the content in the aggregate at the group level by assessing the applicable group’s projected profitability. Changes in management’s intended usage of a specific program, such as a decision to no longer exhibit that program and forgo the use of the rights associated with the program license, result in a reassessment of that program’s fair value, which could result in an impairment. See Note 11.

Software Costs

We capitalize certain costs incurred in connection with developing or obtaining internal-use software. Capitalized software costs are included in “Property, plant and equipment, net” on our Combined Balance Sheets.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

We amortize capitalized software costs over a three to five-year period, reflecting the estimated period during which these assets will remain in service.

Investments

Investments in common stock in companies in which we have significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when we own between 20% and 50% of the voting interests in the investee, hold substantial management rights, or hold an interest greater than 3% in an investee that is a limited liability partnership or limited liability company that is treated as a flow-through entity.

Under the equity method of accounting, only our investment in and amounts due to and from the equity investee are included in our Combined Balance Sheets; only our share of the investee’s earnings (losses) is included in our Combined Statements of Operations; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in our Combined Statements of Cash Flows. If previous equity method losses have reduced the carrying value of our equity method investment to zero, we continue to record our share of equity method losses to the extent we have (i) other investments in the investee, (ii) guaranteed obligations of the investee or (iii) committed to provide further financial support for the investee.

For equity method investments, we regularly review our investments to determine whether there is a decline in fair value below book value. If there is a decline that is other-than-temporary, the investment is written down to fair value. For equity investments without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Unrealized gains and losses on investments accounted for at fair value are reported in our Combined Statements of Operations. Dividends, return on investments, and other distributions of earnings from investments in companies in which we do not have a controlling voting interest or over which we are unable to exert significant influence are included in “Other expense, net” in our Combined Statements of Operations, when declared. For more information, see Note 7.

Foreign Currency Translation

Financial statements of subsidiaries whose functional currency is not the U.S. dollar are translated at the rates of exchange on the balance sheet date for assets and liabilities and at average rates of exchange for revenues and expenses during the period. Translation gains or losses on assets and liabilities are included as a component of “Accumulated other comprehensive (loss) income” on the Combined Balance Sheets. Operations in countries with highly inflationary economies use the U.S. dollar as the functional currency.

We hedge a portion of the foreign currency exchange risk involved in certain foreign currency-denominated transactions, which we explain further in our discussion of our methods of managing our foreign currency risk. See Note 14.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, except for assets acquired using acquisition accounting, which were initially recorded at fair value. Additions to property, plant and equipment generally include material, labor and overhead. We also capitalize certain costs associated with coding, software configuration, upgrades and

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

enhancements incurred for the development of internal use software. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Depreciation is recorded on a straight-line basis over estimated useful lives of the related asset. Leasehold improvements are depreciated over the lesser of the estimated useful life of the improvement or the term of the applicable lease. We periodically evaluate the depreciation periods of property, plant and equipment to determine whether a revision to the assets’ estimates of useful lives is warranted.

Property, plant and equipment is reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. We recognize an impairment loss when the carrying amount of a long-lived asset is not recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Goodwill and Other Intangible Assets

We have the following major classes of intangible assets: goodwill, distribution and advertising networks, trademarks and trade names, film and television libraries, franchises (or character rights), customer lists and various other finite-lived intangible assets. See Note 10.

Goodwill represents the excess of consideration paid over the fair value of identifiable net assets acquired in business combinations. Goodwill is tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. As of December 31, 2021, no events or substantive changes had occurred to indicate an impairment. Goodwill is tested for impairment at the reporting unit level. A reporting unit is either the “operating segment level,” or one level below, which is referred to as a “component.” Since WarnerMedia operates as an integrated content organization that is managed and evaluated by the segment manager as one business with various revenue streams, we consider WarnerMedia to be a single operating segment. At December 31, 2021, our single operating segment is comprised of a single reporting unit. Goodwill is tested by comparing the carrying amount of the operating segment or reporting unit to the fair value using both discounted cash flow as well as market multiple approaches.

As of October 1, 2021, the WarnerMedia segment fair value exceeded its book value by less than 10% with increased investment in content and distribution expenses affecting fair value. If either the projected rate of long-term growth of cash flows or revenues declined by 0.5%, or if the weighted average cost of capital increased by 0.5%, the fair values would still be higher than the book value of the goodwill. For the WarnerMedia reporting unit as of October 1, 2021, if the projected rate of longer-term growth of cash flows or revenues declined by 4.4%, or if the weighted average cost of capital increased by 0.6%, it would have resulted in impairment of the goodwill.

Intangible assets that have finite useful lives are amortized over their estimated useful lives. See Note 10. Finite-lived trademarks and trade names and customer relationships such as distribution networks and in-place advertiser network are amortized using the straight-line method over the estimated useful life of the assets. Film library is amortized using the film forecast computation method. The remaining finite-lived intangible assets are generally amortized using the straight-line method. These assets, along with other long-lived assets, are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Accounting for Pension Plans

We have both funded and unfunded defined benefit pension plans, the substantial majority of which are noncontributory, covering certain domestic employees and, to a lesser extent, have various defined benefit plans, primarily noncontributory, covering certain international employees. Pension benefits are based on formulas that reflect the participating employees’ qualifying years of service and compensation. Our largest defined benefit pension plan is closed for new employees and frozen to future benefit accruals. We used a December 31 measurement date for the periods ended December 31, 2019, 2020 and 2021. The pension expense recognized by us is determined using certain assumptions, including the expected long-term rate of return on plan assets, the interest factor implied by the discount rate and the rate of compensation increases. We also contribute to several multiemployer pension plans under the terms of collective bargaining agreements that cover certain employees. Pension expense for these plans is recognized as contributions are made. See Note 16.

Equity-Based Compensation

Under our various plans, senior and other management employees and nonemployee directors have received nonvested stock and stock units which will vest over a period of one to four years in accordance with the terms of those plans. See Note 17.

Advertising Costs

We expense advertising costs as they are incurred, which generally is when the advertising is exhibited or aired. Advertising expense to third parties was $3,584 in 2021, $2,518 in 2020 and $2,945 in 2019.

Collaborative Arrangements

Our collaborative arrangements primarily relate to arrangements entered into with third parties to jointly finance and distribute certain theatrical and television productions and an arrangement entered into with CBS Broadcasting, Inc. (“CBS”) and The National Collegiate Athletic Association (the “NCAA”).

Co-financing arrangements generally represent the assignment of an economic interest in a film or television series to a producing partner. We generally record the amounts received for the assignment of an interest as a reduction of production cost, as the partner assumes the risk for their share of the film or series asset. The substance of these arrangements is that the third-party partner owns an interest in the film or series; therefore, in each period, we reflect in the Combined Statements of Operations either a charge or benefit to “Cost of revenues” to reflect the estimate of the third-party partner’s interest in the profits or losses incurred on the film or series using the individual film forecast method, based on the terms of the arrangement. For our collaborative arrangements entered into with third parties to jointly finance and distribute certain theatrical and television productions, net participation costs of $567, $403 and $530 were recorded in “Cost of revenues” for the years ended December 31, 2021, 2020 and 2019, respectively.

The arrangement among Turner, CBS and the NCAA provides Turner and CBS with rights to the NCAA Division I Men’s Basketball Championship Tournament (the “NCAA Tournament”) in the United States and its territories and possessions through 2032.The aggregate programming rights fee, production costs, advertising revenues and sponsorship revenues related to the NCAA Tournament and related programming are shared equally by Turner and CBS. However, if the amount paid for the programming rights fee and production costs in any given year exceeds advertising and sponsorship revenues for that year, CBS’ share of such shortfall is limited

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

to specified annual caps. The amounts we incurred pursuant to the loss cap during the years ended December 31, 2021, 2020 and 2019 were immaterial. In accounting for this arrangement, we record advertising revenues for the advertisements aired on Turner’s networks and amortizes Turner’s share of the programming rights fee based on the ratio of current period advertising revenues to total advertising revenues over the term of the arrangement.

Income Taxes

For purposes of the Combined Financial Statements, income tax expense and deferred tax balances have been computed as if the Company filed income tax returns on a carve-out basis separate from AT&T. As a carve-out entity, deferred taxes and effective tax rate may differ from those in the historical periods.

The Company is included in AT&T’s Consolidated federal income tax return. Federal income taxes are provided for in accordance with the provisions of the Tax Allocation Agreement (the “Tax Agreement”) between the Company and AT&T. In general, the Company’s income tax provision under the Tax Agreement reflects the financial consequences of income, deductions and credits that can be utilized on a separate return basis or in consolidation with AT&T and that are assured of realization.

We record deferred income taxes for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the computed tax basis of those assets and liabilities. We record valuation allowances against the deferred tax assets (included, together with our deferred income tax assets, as part of our reportable net deferred income tax liabilities on our Combined Balance Sheets), for which the realization is uncertain. We review these items regularly in light of changes in federal, state and foreign tax laws and changes in our business. See Note 15.

Other Inventory

Inventories other than film and television production costs and licensed programming inventory is comprised primarily of DVDs, Blu-ray Discs and game units and are stated at the lower of cost or net realizable value in “Other current assets”. Cost is determined using the average cost method for the majority of our inventory with the remaining inventory valued using the standard cost method. Returned goods included in inventory are valued at estimated realizable value, but not in excess of cost. See Note 11.

Game development costs are expensed as incurred before the applicable games reach technological feasibility, or for online hosted arrangements, before the preliminary project phase is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Upon release, the capitalized game development costs are amortized based on the proportion of the game’s revenues recognized for such period to the game’s total current and anticipated revenues. Unamortized capitalized game production and development costs are stated at the lower of cost, less accumulated amortization, or net realizable value and reported in “Other assets” on the Combined Balance Sheets. At December 31, 2021 and 2020, there were $718 and $489, respectively, of unamortized computer software costs related to games. Amortization of such costs were $38, $142 and $93 for the years ended December 31, 2021, 2020 and 2019, respectively. Included in such amortization are write-downs to net realizable value of certain game production costs of $9, $86 and $12 for the years ended December 31, 2021, 2020 and 2019, respectively.

Market Concentration

AT&T, our largest customer, makes up 10% of net revenue for the year ended December 31, 2020. For the years ended December 31, 2021 and 2019, no customer represents greater than 10% of our net revenue.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

New Accounting Standards

LIBOR

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (ASU 2020-04, as amended), which provides optional expedients, and allows for certain exceptions to existing GAAP, for contract modifications triggered by the expected market transition of certain benchmark interest rates to alternative reference rates. ASU 2020-04 applies to contracts, hedging relationships, certain derivatives and other arrangements that reference the London Interbank Offering Rate (LIBOR) or any other rates ending after December 31, 2022. ASU 2020-04 became effective immediately. The standard did not materially impact our Combined Financial Statements and related disclosures.

Government Assistance

In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance” (ASU 2021-10), which requires annual disclosures, in the notes to the financial statements, about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy to other guidance. The annual disclosures include terms and conditions, accounting treatment and impacted financial statement lines reflecting the impact of the transactions. ASU 2021-10 will be effective for annual reporting periods beginning after December 15, 2021, under prospective or retrospective application for all in scope government transactions in the financial statements as of our adoption date or thereafter. We are evaluating the disclosure impacts of our adoption of ASU 2021-10.

NOTE 3. OTHER COMPREHENSIVE INCOME

Comprehensive income is reported in the Combined Statements of Other Comprehensive Income and consists of “Net income” and other gains and losses affecting shareholders’ equity that, under GAAP, are excluded from “Net income” in the Combined Statements of Operations. For us, such items consist primarily of foreign currency translation gains (losses), unrealized gains (losses) on certain derivative financial instruments and changes in benefit plan obligations.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

The following summary sets forth the activity within “Other comprehensive (loss) income.” All amounts are net of tax:

	Foreign Currency Translation Adjustment	Benefit Obligations	Net Unrealized Gains (Losses) on Cash Flow Hedges	Accumulated Other Comprehensive (Loss) Income
Balance as of December 31, 2018	$(69)	$9	$23	$(37)

Unrealized gains (losses)	47	—	8	55
Prior service cost	—	(3)	—	(3)
Reclassification adjustments realized in net income(a)	—	—	(5)	(5)

Net other comprehensive income (loss)	47	(3)	3	47

Balance as of December 31, 2019	(22)	6	26	10

Unrealized gains (losses)	128	—	1	129
Prior service cost	—	(2)	—	(2)
Reclassification adjustments realized in net income(a)	—	—	1	1

Net other comprehensive income (loss)	128	(2)	2	128

Balance as of December 31, 2020	106	4	28	138

Unrealized (losses) gains	(176)	—	(13)	(189)
Prior service cost	—	(30)	—	(30)
Reclassification adjustments realized in net income(a)	—	—	(1)	(1)

Net other comprehensive (loss)	(176)	(30)	(14)	(220)

Balance as of December 31, 2021	$(70)	$(26)	$14	$(82)

(a)	Pretax (gains) losses are included in Gain (loss) in Other expense, net.

NOTE 4. REVENUE RECOGNITION

We generate revenue primarily from content production and distribution (i.e., Content revenue), providing programming to cable system operators, satellite service distributors, telecom companies that have contracted to receive and distribute this programming to their subscribers, and subscribers to our direct-to-consumer (“DTC”) service (i.e., Subscription revenue), and the sale of advertising on our television networks and digital properties (i.e., Advertising revenue).

Content Revenues

In general, fixed payments for the licensing of intellectual property are recognized as revenue at either the inception of the license term if the intellectual property has significant standalone functionality (“functional IP,” such as a produced film or television series), or over the corresponding license term if the licensee’s ability to derive utility is dependent upon our continued support of the intellectual property throughout the license term (“symbolic IP,” such as a character or a brand).

Feature films may be produced or acquired for initial exhibition in theaters, and/or direct release on our streaming service. Revenues from film rentals to theaters are recognized based on the underlying sales of the exhibitors as the films are exhibited; revenues from our streaming service, which includes ad-free and ad-supported options, are generated from subscriptions and advertising which are discussed below.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Television programs are initially produced for broadcast networks, cable networks, premium pay services, first-run syndication or streaming services; revenues are recognized when the programs are available for use by the licensee. Fixed license fee revenues from the subsequent licensing of feature films and television programs in the off-network cable, premium pay, syndication, streaming and international television and streaming markets are also recognized upon availability of the content for use by the licensee. For television/streaming service licenses that include multiple titles with a fixed license fee across all titles, each title is considered a separate performance obligation, and the fixed fee is allocated to each title and recognized as revenue when the title is available for use by the licensee. When the term of an existing agreement is renewed or extended, revenues are recognized when the licensed content becomes available under the renewal or extension. Certain arrangements (e.g., certain pay television/SVOD licenses) may include variable license fees that are based on sales of the licensee; these are recognized as revenue as the applicable underlying sales occur.

Revenues from home entertainment sales of feature films and television programs in physical format are recognized at the later of the delivery date or the date when made widely available for sale or rental by retailers (“street date”) based on gross sales less a provision for estimated returns, rebates and pricing allowances. The provision is based on management’s estimates by analyzing vendor sales of our product, historical return trends, current economic conditions and changes in customer demand. Revenues from the licensing of television programs and films for electronic sell-through or video-on-demand are recognized when the product has been purchased by and made available to the consumer to either download or stream.

Revenues from sales of console games generally follow the same recognition methods as film and television programs in the home entertainment market. Revenues from digital sales of in-game purchases are assessed for deferral based on type of digital item purchased (e.g., consumable vs. durable) and estimated life of consumer game play and recognized upon purchase or over time as applicable.

Revenues from the licensing of intellectual property such as characters or brands (e.g., for merchandising or theme parks) are recognized either straight-line over the license term or as the licensee’s underlying product sales occur (sales-based royalty) depending on which method is most reflective of the earnings process.

The following table presents reported “Content revenue” by category. Intercompany transactions are included in “Eliminations in content revenue”:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Content revenue
Television	$8,445	$7,151	$7,110
Film	5,213	4,347	5,923
Games and other	1,296	1,093	1,243
Eliminations in content revenue	(2,938)	(3,267)	(1,062)

Total content revenue	$12,016	$9,324	$13,214

Subscription Revenues

Subscription revenues from our cable networks and premium pay and basic tier television services are recognized over the license period as programming is provided to affiliates or digital distributors based on negotiated contractual programming rates. Subscription revenues from streaming services (e.g., HBO Max) are recognized as programming services are provided to customers, i.e., ratably over the term of the subscription.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Advertising Revenues

Advertising revenues are recognized, net of agency commissions, in the period that the advertisements are aired. If there is a targeted audience guarantee, revenues are recognized for the actual audience delivery and revenues are deferred for any shortfall until the guaranteed audience delivery is met, typically by providing additional advertisements. Advertising revenues from digital properties are recognized as impressions are delivered or the services are performed.

Contract Assets and Liabilities

A contract asset is recorded when revenue is recognized in advance of our right to bill and receive consideration and that right is conditioned upon something other than the passage of time. In our long-term content licensing agreements, billing occurs in accordance with agreed-upon contract terms and is sometimes subsequent to revenue recognition, potentially resulting in the recognition of contract assets.

When consideration is received in advance of the delivery of goods or services, or we have the contractual right to invoice our customers in advance of performance, a contract liability is recorded for deferred revenue. Reductions in the contract liability will be recorded as revenue as we satisfy our performance obligations.

The following table presents contract assets and liabilities on the Combined Balance Sheets:

	December 31, 2021	December 31, 2020
Contract assets	$135	$96
Contract liabilities	1,482	1,542

Our contract liabilities as of January 1, 2021 recorded as customer contract revenue during 2021 was $958. Our Combined Balance Sheets at December 31, 2021 and 2020 included approximately $108 and $42, respectively for the current portion of our contract assets in “Other current assets” and $1,306 and $1,333 for the current portion of our contract liabilities in “Other current liabilities.”

Remaining Performance Obligations

Remaining performance obligations represent future revenues not yet recorded for firm order commitments that have not yet been performed. Our most significant remaining performance obligations relate to the licensing of film and television content which will be made available to customers at some point in the future.

Remaining performance obligations associated with fixed fee subscriptions and advertising arrangements that have an expected duration of one year or less have been excluded from the transaction price allocated to the remaining performance obligations. For content revenues, including revenues associated with the licensing of theatrical and television product for television and streaming services, we have included all contracts regardless of duration. Content revenues include estimates for products that are not yet completed but exclude variable consideration such as sales-based or usage-based royalties.

As of December 31, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was $9,290, of which we expect to recognize approximately 53% by the end of 2022, 68% by the end of 2023, 77% by the end of 2024, 81% by the end of 2025, 82% by the end of 2026, with the remaining balance recognized thereafter.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

NOTE 5. ACQUISITIONS AND DISPOSITIONS

Acquisitions

You.i In December 2020, we acquired the remaining interest in You.i TV, a leading provider of cross-platform development tools for TV and media companies, for $92, net of cash acquired. At acquisition, we remeasured the fair value of the total business, which exceeded the carrying amount of our investment. We consolidated that business upon close and recorded those assets at fair value, including $47 of goodwill.

HBO Latin America Group (HBO LAG) In May 2020, we acquired the remaining interest in HBO LAG for $141, net of cash acquired. At acquisition, we remeasured the fair value of the total business, which exceeded the carrying amount of our equity method investment and resulted in a pre-tax gain of $68. We consolidated that business upon close and recorded those assets at fair value, including $640 of trade names, $271 of distribution networks and $289 of goodwill.

Dispositions

Otter Media During the third quarter of 2021, we disposed of substantially all of the assets of Otter Media Holdings (“Otter Media”), including our equity method investment, Hello Sunshine. We received approximately $303 in cash and wrote off $498 of goodwill associated with these assets. The dispositions resulted in a pre-tax loss of $223.

NOTE 6. RESTRUCTURING AND SEVERANCE COSTS

Restructuring and severance costs primarily relate to the integration and direct-to-consumer restructuring programs. The integration restructuring program supported the integration of legacy HBO, Turner and Warner Bros. into one operating company, WarnerMedia. The direct-to-consumer restructuring program shifted the focus of our business to a direct-to-consumer model by simplifying production, management and distribution of content across the organization. Severance costs primarily related to employee termination costs.

Restructuring and severance costs are included in “Selling, general and administrative expenses” in our Combined Statements of Operations. Restructuring and severance costs expensed as incurred for the years ended December 31, 2021, 2020 and 2019 are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Integration	$(17)	$282	$443
Direct-to-consumer	29	269	—

Total restructuring and severance costs	$12	$551	$443

During the year ended December 31, 2021, our restructuring and severance costs were offset by the reversal of accrued severance and restructuring of $86 resulting from a change in estimates for costs incurred for prior restructuring activities.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Selected Information

Selected information relating to accrued restructuring and severance costs is as follows:

Restructuring and Severance
Remaining liability as of December 31, 2019	$543
Net accruals	551
Cash paid	(386)

Remaining liability as of December 31, 2020	708
Net accruals	12
Cash paid	(497)

Remaining Liability as of December 31, 2021	$223

As of December 31, 2021, of the remaining $223 liability, $201 was classified as a current liability on the Combined Balance Sheets, with the remaining $22 classified as a long-term liability. Amounts classified as long-term are expected to be paid through 2023. Total cumulative restructuring costs incurred from the Acquisition date to December 31, 2021 are $1,123.

NOTE 7. INVESTMENTS

Our investments, by category, consist of:

	December 31, 2021	December 31, 2020
Equity-method investments	$1,087	$894
Fair-value and other investments:
Deferred compensation investments, recorded at fair value	142	130
Available-for-sale debt securities	30	30

Total fair-value and other investments	$172	$160
Equity investments without readily determinable fair values	129	135

Total	$1,388	$1,189

Available-for-sale debt securities are recorded at fair value on the Combined Balance Sheets and the realized gains and losses are included as a component of “Other expense, net” in the Combined Statements of Operations. There were no unrealized gains or unrealized losses during the years ended December 31, 2021, 2020 and 2019 on available-for-sale debt securities.

Equity-Method Investments

At December 31, 2021, investments accounted for using the equity method included our investments in The CW Network, TCG 2.0 Investment Holdings, Tencent, Fandango Media, LLC and certain other ventures that are

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

generally 20% to 50% owned and in which we have significant influence. The investment Hello Sunshine was included in the balance at December 31, 2020 and was sold in the third quarter of 2021 in the disposition of substantially all of the Otter Media assets. See Note 5.

Equity Investments Without Readily Determinable Fair Values

Equity investments without readily determinable fair value include ownership rights that do not provide us with control or significant influence.

We monitor our equity investments without readily determinable fair values to identify potential transactions that may indicate an observable price change in orderly transactions for the identical or a similar investment of the same issuer, requiring adjustment to its carrying amount.

Investment Impairments

For the years ended December 31, 2021, 2020 and 2019, we incurred impairments to reduce the carrying value of certain investments that experienced other-than-temporary impairments, as set forth below:

	December 31, 2021	December 31, 2020	December 31, 2019
Equity-method investments	$2	$113	$30
Equity investments without readily determinable fair values	—	38	—

Total	$2	$151	$30

These amounts have been reflected in “Other expense, net” in the Combined Statements of Operations.

While we have recognized all material declines that are believed to be other-than-temporary as of December 31, 2021, it is reasonably possible that individual investments in our portfolio may experience other-than-temporary declines in value in the future if the underlying investees experience adverse changes in their financial condition or poor operating results or if there is a significant decline in the market value of a debt or equity security held by us in relation to its cost basis.

NOTE 8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows:

	Lives (years)	December 31, 2021	December 31, 2020
Land	—	$1,058	$1,072
Buildings and improvements	7-40	1,131	1,402
Furniture, fixtures and other equipment	3-30	899	800
Capitalized software costs	3-5	1,376	1,243
Under construction	—	407	278

		4,871	4,795

Accumulated depreciation and amortization		633	387

Property, plant and equipment, net		$4,238	$4,408

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Our depreciation expense was $656 in 2021, $707 in 2020 and $595 in 2019. Depreciation expense included amortization of software totaling $287 in 2021, $343 in 2020 and $298 in 2019.

NOTE 9. LEASES

We have operating and finance leases for certain facilities and equipment used in our operations. Our leases generally have remaining lease terms of up to 15 years, with the longest being 26 years. Some of our real estate operating leases contain renewal options that may be exercised and some of our leases include options to terminate the leases within one year. Certain of our leases give us the option to terminate the lease for a penalty which could be material to the Combined Financial Statements.

We have recognized a right-of-use asset for both operating and finance leases, and a corresponding lease liability that represents the present value of our obligation to make payments over the lease term. The present value of the lease payments is calculated using the incremental borrowing rate for operating and finance leases, which was determined using a portfolio approach based on the rate of interest that we would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. We use the unsecured borrowing rate and risk-adjusted rate to approximate a collateralized rate in the currency of the lease, which is updated on a quarterly basis for measurement of new lease liabilities.

The components of lease expense were as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating lease cost	$388	$392	$285
Short-term lease cost	37	55	151
Variable lease cost	29	53	67

Total operating lease cost	$454	$500	$503

Finance lease cost:
Amortization of right-of-use assets	$15	$20	$19
Interest on lease obligations	2	3	1

Total finance lease cost	$17	$23	$20

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

The following table provides supplemental cash flows information related to leases:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash Flows from Operating and Financing Activities
Cash paid for amounts included in lease obligations:
Operating cash flows from operating leases	$363	$302	$281
Financing cash flows from finance leases	$34	$20	$16

Supplemental Lease Cash Flow Disclosures
Operating lease right-of-use assets obtained in exchange for new operating lease obligations	$300	$256	$1,837

The following tables set forth supplemental balance sheet information related to leases:

	December 31, 2021	December 31, 2020
Operating Leases
Operating lease right-of-use assets	$2,357	$2,381
Accounts payable and accrued liabilities	$313	$251
Other noncurrent liabilities	2,305	2,330

Total operating lease obligation	$2,618	$2,581

Finance Leases
Property, plant and equipment, at cost	$115	$152
Accumulated depreciation and amortization	(67)	(77)

Property, plant and equipment, net	$48	$75

Debt maturing within one year	$10	$20
Long-term debt	42	63

Total finance lease obligation	$52	$83

	December 31, 2021	December 31, 2020
Weighted-Average Remaining Lease Term (years)
Operating leases	10.5 years	11.4 years
Finance leases	5.0 years	21.0 years
Weighted-Average Discount Rate
Operating leases	3.9%	4.1%
Finance leases	3.0%	6.6%

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

The following table provides the expected future minimum maturities of lease obligations as of December 31, 2021:

	Operating Leases	Finance Leases
2022	$396	$16
2023	350	14
2024	303	12
2025	259	4
2026	233	3
Thereafter	1,656	9

Total lease payments	3,197	58
Less: imputed interest	(579)	(6)

Total	$2,618	$52

Second Century Project

In April 2019, we entered into multiple real estate agreements to consolidate our domestic office footprint and increase production capabilities. The related transactions included (i) four sale-leaseback arrangements, (ii) the purchase of the Burbank Studios and (iii) the lease of two to-be-constructed office buildings abutting the Burbank Studios. The initial terms for the leases will commence in the second or third quarter of 2022 and in 2023 with terms of 15 and 16 years, respectively. WarnerMedia has several options to renew for up to 60 years. No material gains or losses were recognized on the sale in 2019 as the carrying values of the buildings were adjusted to fair value upon AT&T’s acquisition. We concluded the office buildings are not build-to-suit arrangements and therefore, there will be no financial statement impact until lease commencement.

Warner Bros. Harry Potter Studio Tour

In August 2020, we entered into a build-to-suit arrangement in connection with the construction and subsequent lease of a building tailored for a new location of an international Warner Bros. Harry Potter Studio Tour. We have determined that under the guidance in ASC 842, the building will be constructed to suit our specific needs, we have control of the underlying asset being constructed before the lease commencement date, and we are considered the accounting owner of the asset under construction. As of December 31, 2020, we had not capitalized any costs. As of December 31, 2021, we recorded an asset for the capitalizable costs incurred to date of $60 and a corresponding liability.

The term of the lease agreement will begin upon substantial completion of the building and tenant improvements by the lessor. We currently anticipate that the term will begin in the first quarter of 2023. The lease term is 30 years, and we have the option to terminate the agreement without cause after the 25th year.

NOTE 10. GOODWILL AND INTANGIBLE ASSETS

Our goodwill was primarily derived from AT&T’s acquisition of Time Warner and other subsequent acquisitions occurring in 2018 where the purchase price exceeded the fair value of net assets acquired. We assess goodwill for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be impairment.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Goodwill is tested for impairment at a reporting unit level, which is deemed to be the principal operating segments or one level below. The goodwill impairment test was performed as of October 1 of each year end and we maintain a single operating segment and a single reporting unit. With our annual impairment testing as of October 1, 2021, fair value exceeded its book value by less than 10%, with industry trends and our content distribution strategy affecting fair value.

The following table sets forth the changes in the carrying amounts of goodwill.

	December 31, 2021	December 31, 2020
Beginning Balance	$40,214	$39,857
Acquisitions	—	336
Dispositions	(498)	—
Foreign currency translation adjustment	(24)	21

Ending Balance	$39,692	$40,214

Changes to our goodwill for the year ended December 31, 2021 resulted from the disposition of substantially all of the assets of Otter Media and from foreign currency translation. See Note 5.

Changes to our goodwill for the year ended December 31, 2020 resulted from foreign currency translation, the acquisition of the remaining interest in HBO LAG and the acquisition of You.i. See Note 5.

Intangible Assets

We have a significant number of intangible assets, including acquired film and television libraries and other copyrighted products and tradenames. Certain intangible assets are deemed to have finite lives and, accordingly, are amortized over their estimated useful lives.

We review amortized intangible assets for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable over the remaining life of the asset or asset group. There were no impairments of intangible assets during the years ended December 31, 2021, 2020 or 2019, respectively.

Intangible Assets at December 31, 2021 are summarized as follows:

	Weighted- Average Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized Intangible Assets:
Trademarks and Tradenames	38 years	$18,754	$2,066	$16,688
Distribution Networks	10 years	18,399	6,457	11,942
Other Intangible Assets:
Released Television and Film Content	18 years	10,939	6,978	3,961
Other	22 years	10,701	3,019	7,682

Total	25 years	$58,793	$18,520	$40,273

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Intangible Assets at December 31, 2020 are summarized as follows:

	Weighted- Average Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized Intangible Assets:
Trademarks and Tradenames	38 years	$18,786	$1,447	$17,339
Distribution Networks	10 years	18,414	4,621	13,793
Other Intangible Assets:
Released Television and Film Content	18 years	10,940	6,206	4,734
Other	22 years	10,685	2,306	8,379

Total	25 years	$58,825	$14,580	$44,245

Amortized intangible assets are finite-life assets and, as such, we record amortization expense based on a method that most appropriately reflects expected cash flows from these assets. Amortization expense for finite-life intangible assets was $3,895 in 2021, $4,254 in 2020 and $4,765 in 2019. Amortization expense is estimated to be $3,747 in 2022, $3,741 in 2023, $3,377 in 2024, $3,258 in 2025 and $3,174 in 2026.

NOTE 11. LICENSED PROGRAMMING INVENTORY AND FILM AND TELEVISION PRODUCTION COST

The following tables present our programming, production costs, and other inventory as of December 31, 2021 and 2020. Programming costs include the unamortized cost of licensed programming rights. Film and television production costs include the unamortized cost of completed theatrical films and television episodes, theatrical films and television series in production and undeveloped film and television rights. In addition, costs have been grouped based on predominant monetization strategy.

In the fourth quarter of 2020, we recognized an impairment, primarily related to pre-released films, of $524 driven by the continued shutdown of theaters during the pandemic and our decision to release our 2021 film slate in theaters and on HBO Max simultaneously.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Inventories and theatrical film and television production costs consist of:

	December 31, 2021
	Predominantly Monetized Individually	Predominantly Monetized as a Group	Total
Theatrical film production costs:(b)
Released, less amortization	$526	$—	$526
Completed and not released	343	—	343
In production	1,687	—	1,687
Development and pre-production	143	—	143

Television production costs:(b)
Released, less amortization	799	2,536	3,335
Completed and not released	774	576	1,350
In production	518	3,836	4,354
Development and pre-production	37	86	123

Total theatrical film and television production costs	$4,827	$7,034	$11,861

Inventories:
Programming costs, less amortization(a)			$7,063
Other inventory, primarily DVDs and Blu-ray Discs			133

Total inventories			7,196
Less current portion of inventory			(134)

Total noncurrent inventories			7,062

Total noncurrent inventories and theatrical film and television production costs			$18,923

(a)	Includes the costs of certain programming rights, primarily sports, for which payments have been made prior to the related rights being received.
(b)

Does not include $3,961 of acquired film library intangible assets as of December 31, 2021, which are included in “Other intangible assets, net” subject to amortization, net on the Combined Balance Sheets.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

	December 31, 2020
	Predominantly Monetized Individually	Predominantly Monetized as a Group	Total
Theatrical film production costs:(b)
Released, less amortization	$487	$—	$487
Completed and not released	617	—	617
In production	1,099	—	1,099
Development and pre-production	190	—	190

Television production costs:(b)
Released, less amortization	404	2,083	2,487
Completed and not released	1,077	304	1,381
In production	630	1,754	2,384
Development and pre-production	34	56	90

Total theatrical film and television production costs	$4,538	$4,197	$8,735

Inventories:
Programming costs, less amortization(a)			$5,993
Other inventory, primarily DVDs and Blu-ray Discs			103

Total inventories			6,096
Less current portion of inventory			(103)

Total noncurrent inventories			5,993

Total noncurrent inventories and theatrical film and television production costs			$14,728

(a)	Includes the costs of certain programming rights, primarily sports, for which payments have been made prior to the related rights being received.
(b)	Does not include $4,734 of acquired film library intangible assets as of December 31, 2020 which are included in “Other intangible assets, net” on the Combined Balance Sheets.

We recorded production cost amortization expense of $5,074 in 2021, $4,451 in 2020 and $4,318 in 2019 for inventories predominately monetized individually and $5,776 in 2021, $5,033 in 2020 and $5,478 in 2019 for inventories predominately monetized as a film group in “Cost of revenues” in the Combined Statements of Operations. Included in production cost amortization are film and television impairments of $133 in 2021, $796 in 2020 and $243 in 2019.

Approximately 94% of unamortized film costs for released theatrical and television content predominately monetized individually and 75% of unamortized film costs for released theatrical and television content predominately monetized as a film group are expected to be amortized within three years from December 31, 2021. In addition, approximately $2,463 of the film costs of released and completed and not released theatrical and television product predominately monetized individually and $1,010 of the film costs of released and completed and not released theatrical and television product predominately monetized as a film group are expected to be amortized during the twelve-month period ending December 31, 2022.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

NOTE 12. LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

Long-term debt, including interest rates and maturities, as of December 31, 2021 and 2020 is summarized as follows:

		December 31, 2021	December 31, 2020
Fixed-rate public debt

Interest Rates	Maturities
1.95% - 2.99%	2023 - 2026	$230	$244
3.00% - 4.99%	2023 - 2045	368	368
5.00% - 6.99%	2026 - 2043	337	337
7.00% - 9.15%	2023 - 2036	589	591

		1,524	1,540
Unamortized premium (discount)—net		147	164

Total fixed-rate public debt		1,671	1,704
Finance lease obligations		52	83

Total long-term debt, including current maturities		1,723	1,787
Current maturities of long-term debt		10	22

Total long-term debt		$1,713	$1,765

Public Debt

We have various public debt issuances outstanding. At issuance, the maturities of these outstanding series of debt ranged from eight to forty years and the interest rates on debt with fixed interest rates ranged from 1.95% to 9.15%.

On June 5, 2019, AT&T completed a tender offer to exchange approximately $11,041 of certain of our historical notes which had interest rates ranging between 1.95% and 9.15% and maturities ranging between January 15, 2022 and July 15, 2045 for new notes issued by AT&T (“AT&T Global Notes”) (“Debt Exchange”). The new series of AT&T global notes are not included on our Combined Balance Sheets as the Company is not the legal obligor of such debt. The Debt Exchange was accounted for as a Parent contribution and reflected as a financing cash inflow in our Combined Statements of Cash Flows for the year ended December 31, 2019.

Also, in June 2019, AT&T purchased $590 notes issued by WarnerMedia subsidiaries (the “Cash Offers”). The Combined Statements of Cash Flows includes a financing cash inflow as the Cash Offers are accounted for as a capital contribution from the Parent.

During 2019, we redeemed an additional $2,986 of notes which had interest rates ranging between 2.95% and 9.15% and maturities ranging between January 15, 2021 and July 15, 2045.

Related to this redemption as well as the Cash Offers, we recognized a loss on early extinguishment totaling $189 as a component of “Other expense, net” within the Combined Statements of Operations. This loss consisted of the payment of early redemption premiums of $376 partially offset by the write-off of unamortized net premiums of $187 related to these notes.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

As of December 31, 2021 and 2020, we were in compliance with all conditions of instruments governing public debt. All of our outstanding public debt is unsecured. Aggregate principal maturities of outstanding public debt as of December 31, 2021 are as follows:

	2022	2023	2024	2025	2026	Thereafter
Public debt repayments	$—	$375	$87	$97	$89	$876

Undrawn Bridge and Term Loan

On May 17, 2021, we entered into a $41,500 commitment letter (the “Bridge Loan”). On June 4, 2021 (the “Effective Date”), we entered into a $10,000 term loan credit agreement (the “Term Loan”) consisting of (i) an 18-month $3,000 tranche (“Tranche 1 Facility”), and (ii) a 3-year $7,000 tranche (“Tranche 2 Facility”), with JPMorgan Chase Bank, N.A., as agent. In connection with the execution of the Term Loan, the aggregate commitment amount under the Bridge Loan was reduced to $31,500 as the commitment letter states that the amounts available are reduced by the amounts of other financing obtained by the Company. In the event that advances are made under the Bridge Loan or Term Loan, those advances will be used to finance a portion of the cash distribution to AT&T in connection with the Transaction. No amounts were outstanding as of December 31, 2021.

During 2021, we recognized $219 of expenses for fees and other costs related to the Bridge Loan. These costs were classified as a component of “Other expense, net” in the Combined Statements of Operations.

The Term Loan contains certain representations and warranties and covenants, including limitations on liens, investments, indebtedness, dispositions, transactions with affiliates, dividends and other restricted payments and certain burdensome agreements and financial maintenance covenants that we will maintain (i) a consolidated interest coverage ratio (as defined in the Term Loan) of no less than 3.00 to 1.00 and (ii) a consolidated leverage ratio (as defined in the Term Loan) of (a) from and after the last day of the first full fiscal quarter following the first date all the conditions defined in the Term Loan are satisfied or waived (the “Closing Date”) to the measurement period (as defined the Term Loan) ending on the last day of the first full fiscal quarter after the first anniversary of the Closing Date, no more than 5.75 to 1.00, (b) from and after the measurement period ending on the last day of the first full fiscal quarter after the first anniversary of the Closing Date to the measurement period ending on the last day of the first full quarter after the second anniversary of the Closing Date, 5.0:1.00 and (c) thereafter, 4.50:1.00. As of December 31, 2021, we were in compliance with the covenants for the Term Loan.

Prior to the Closing Date, only a bankruptcy or insolvency event of default with respect to us would permit the lenders to terminate their commitments under the Term Loan.

The obligations of the lenders under the Term Loan to provide advances will terminate on the earliest of (i) the termination of the Agreement and Plan of Merger, dated May 17, 2021 (the “Merger Agreement”), (ii) July 15, 2023, (iii) the consummation of a distribution by AT&T to its shareholders of our common stock held by AT&T by way of either a pro rata dividend or an exchange offer with or without the funding of the loans under the Term Loan (after giving effect to any such loans funded) and (iv) the date of termination in full of the Tranche 1 commitments and Tranche 2 commitments pursuant to the terms of the Term Loan (the period from the Effective Date to such termination date).

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

NOTE 13. RELATED PARTY TRANSACTIONS

In the ordinary course of operations, we enter into transactions with related parties as further described below. Related parties include AT&T and its affiliates, including DIRECTV.

AT&T provides financing, cash management and other treasury services to us. We receive funding from AT&T for some of our investing and financing cash needs. Cash transferred to and from AT&T is recorded as intercompany receivables and payables. There is no formal agreement for repayment of these amounts to AT&T and we expect these balances to be settled through equity. As such, intercompany receivables and payables with AT&T are reflected within “Net parent investment” on the Combined Balance Sheets.

AT&T provides certain corporate services to us and costs associated with these services have been allocated to the Company. These allocations include costs related to corporate finance, human resources, business development, legal, real estate, external affairs, compliance and other services. The costs of such services have been allocated to us based on an allocation metric which best represents our portion of corporate expenses incurred, primarily based on the relative percentage of expected revenue. The total amounts of these cost allocations were approximately $107 for 2021, $196 for 2020 and $170 for 2019.

These allocations may not be indicative of the actual expenses we would have incurred as a separate, standalone company or of the costs we will incur in the future. Our equity balance represents the cumulative net investment by AT&T through that date, including any prior net income, comprehensive (loss) income and allocations or other transactions with AT&T.

The related party transactions described above are consistent with AT&T’s external reporting and may not be at fair value.

The majority of the related party revenue and expense relates to payments from AT&T affiliates for license of television programming distribution rights and payments to AT&T affiliates for marketing expenses. Payments under these contracts are typically subject to annual rate increases and are based on the number of subscribers receiving the related programming.

NOTE 14. FAIR VALUE MEASUREMENT

The Fair Value Measurement and Disclosure framework in ASC 820, “Fair Value Measurement,” provides a three-tiered fair value hierarchy based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets. Level 2 refers to fair values estimated using significant other observable inputs and Level 3 includes fair values estimated using significant unobservable inputs.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methodologies described above may produce a fair value calculation that may not be indicative of future net realizable value or reflective of future fair values. We believe our valuation methods are appropriate and consistent with other market participants. The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. There have been no changes in the methodologies used for the periods presented.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Long-Term Debt and Other Financial Instruments

The carrying amounts and estimated fair values of our long-term debt, including current maturities, and other financial instruments, are summarized as follows:

	December 31, 2021		December 31, 2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes and debentures	$1,671	$1,823	$1,704	$1,851

The carrying amount of debt with an original maturity of less than one year approximates fair value. The fair value measurements used for notes and debentures are considered Level 2 and are determined using various methods, including quoted prices for identical or similar securities in both active and inactive markets.

Following is the fair value leveling for investment securities that are measured at fair value and derivatives as of December 31, 2021 and 2020. Derivatives designated as hedging instruments are reflected as “Prepaid expenses” and “Accounts payable and accrued liabilities” on our Combined Balance Sheets.

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Equity Securities	$142	$—	$—	$142
Available-for-Sale Debt Securities	—	30	—	30
Asset Derivatives
Foreign exchange contracts	—	8	—	8
Liability Derivatives
Foreign exchange contracts	—	(41)	—	(41)

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Equity Securities	$130	$—	$—	$130
Available-for-Sale Debt Securities	—	30	—	30
Asset Derivatives:
Foreign exchange contracts	—	6	—	6
Liability Derivatives
Foreign exchange contracts	—	(9)	—	(9)

We primarily apply the market approach for valuing recurring fair value measurements.

Derivative Instruments and Hedging Activities

We enter into derivative transactions to manage certain market risks, primarily foreign currency exchange risk. This includes the use of foreign exchange forward contracts. We do not use derivatives for trading or speculative purposes. We record derivatives on our Combined Balance Sheets at fair value using observable market data, including yield curves and foreign exchange rates (all of our derivatives are Level 2). Cash flows associated with derivative instruments are presented in the same category on the Combined Statements of Cash Flows as the item being hedged.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Cash Flow Hedging We designate our foreign exchange contracts that generally have maturities of up to four years as cash flow hedges. The purpose of these contracts is to hedge certain forecasted film production costs and film tax incentives denominated in foreign currencies.

Unrealized gains on derivatives designated as cash flow hedges are recorded at fair value as assets and unrealized losses are recorded at fair value as liabilities. For derivative instruments designated as cash flow hedges, changes in fair value are reported as a component of “Accumulated other comprehensive (loss) income” on the Combined Balance Sheets and are reclassified into the Combined Statements of Operations in the same period the hedged transaction affects earnings.

Net Investment Hedging We have designated €164 million aggregate principal amount of debt as a hedge of the variability of some of the Euro-denominated net investments of our subsidiaries. The gain or loss on the debt that is designated as, and is effective as, an economic hedge of the net investment in a foreign operation is recorded as a currency translation adjustment within “Accumulated other comprehensive (loss) income” on the Combined Balance Sheets. The gain or loss will be subsequently reclassified into the Combined Statements of Operations when the hedged net investment is either sold or substantially liquidated. Net gains (losses) on net investment hedges recognized in “Accumulated other comprehensive (loss) income” were $13 and $(18) for the years ended December 31, 2021, and 2020, respectively.

Collateral and Credit-Risk Contingency We monitor our positions with, and the credit quality of, the financial institutions that are party to our financial transactions and have entered into collateral agreements with these counterparties to further protect us in the event of deterioration of the credit quality of such counterparties on outstanding transactions. Some of these agreements require us to post collateral to the counterparties in accordance with agreed upon thresholds, if any, based on credit ratings when we are in a derivative liability position. If the credit-risk-related contingent features were triggered, the maximum collateral we would have been required to post totaled $40 and $8 at December 31, 2021 and 2020, respectively. No collateral was posted or held related to our derivative contracts as of December 31, 2021 or 2020.

Offsetting Netting provisions are included in agreements in situations where we execute multiple contracts with the same counterparty. For such foreign exchange contracts, we offset the fair values of the amounts owed to or due from the same counterparty and classify the net amount as a net asset or net liability within “Prepaid expenses” or “Accounts payable and accrued liabilities,” respectively, on the Combined Balance Sheets.

Following are the notional amounts of our outstanding derivative positions at December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Foreign exchange contracts	$30	$90

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Net gains and losses from hedging activities recognized in the Combined Statements of Operations for the years ended December 31, 2021, 2020 and 2019 were as follows:

	December 31, 2021	December 31, 2020	December 31, 2019
Cash Flow Hedging Relationships
Foreign exchange contracts:
(Loss) Gain recognized in “Accumulated other comprehensive (loss) income”	$(17)	$3	$10
Other expense, net reclassified from “Accumulated other comprehensive (loss) income” into income	1	(3)	6

Amounts included in “Other expense, net” in the Combined Statements of Operations include the impact of forward points and option premiums, which are excluded from the assessment of hedge effectiveness. Other amounts included in “Other expense, net” in the Combined Statements of Operations relate to hedge of foreign-currency-denominated debt and hedge ineffectiveness, which are not material to the Combined Financial Statements.

The following is a summary of amounts recorded on the Combined Balance Sheets pertaining to our use of foreign currency derivatives as of December 31, 2021 and 2020:

	2021(a)	2020(b)
Prepaid expenses	$8	$6
Accounts payable and accrued liabilities	(41)	(9)

(a)	Includes $76 ($74 of qualifying hedges and $2 of economic hedges) and $109 of qualifying hedges of foreign exchange derivative contracts in asset and liability positions, respectively.
(b)	Includes $51 of qualifying hedges and $54 ($53 of qualifying hedges and $1 of economic hedges) of foreign exchange derivative contracts in asset and liability positions, respectively.

Nonrecurring Fair Value Measurements

In addition to assets and liabilities that are recorded at fair value on a recurring basis, impairment indicators may subject goodwill, long-lived assets and film costs to nonrecurring fair value measurements. The fair values of film productions were estimated using a discounted cash flow approach. The inputs to all of these approaches are considered Level 3. For the years ended December 31, 2021, 2020 and 2019, the nonrecurring fair value measurements for film and programming costs totaled $122, $844 and $92, respectively (see Note 11). The measurement in 2020 is primarily related to the continued shutdown of theaters during the pandemic and our decision to release our 2021 film slate in theaters and on HBO Max simultaneously.

NOTE 15. INCOME TAXES

For purposes of the Combined Financial Statements and U.S. taxation, our U.S. federal inventory of deferred tax balances have been computed consistent with the temporary differences that appear on AT&T federal pro forma tax returns attributable to the items of income and deductions. All foreign territorial taxes including net operating loss carryforwards are computed for the foreign entities. During the years ended December 31, 2021, 2020 and

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

2019, we filed as part of the AT&T consolidated group. Standalone net operating losses incurred prior to the Acquisition are reflected on the balance sheet while losses incurred subsequent to the Acquisition are deemed to be surrendered to the consolidated group.

Significant components of the company’s deferred tax liabilities are as follows:

	December 31, 2021	December 31, 2020
Depreciation and amortization	$(10,751)	$(11,170)
Employee benefits	140	194
Investments in subsidiaries	(501)	(408)
Net operating loss and tax credit carryforwards	415	586
Unbilled TV receivables	(814)	(828)
Other	459	123

Subtotal	(11,052)	(11,503)
Valuation allowance	(121)	(72)

Net deferred tax liabilities	$(11,173)	$(11,575)

At December 31, 2021, we had $14, $53, and $303 of tax-effected net operating losses attributable to our federal, state, and foreign operations, respectively, expiring primarily through 2040.

We recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. Our valuation allowance at December 31, 2021 and 2020 relates to foreign net operating loss carryforwards and deferred tax assets which are not expected to be realizable. The change in the valuation allowance was $48, $(2), and ($30) for the years ended December 31, 2021, 2020 and 2019, respectively.

We consider post-1986 unremitted foreign earnings subjected to the one-time transition tax not to be indefinitely reinvested as such earnings can be repatriated without any significant incremental tax costs. We consider other types of unremitted foreign earnings to be indefinitely reinvested. U.S. income and foreign withholding taxes have not been recorded on temporary differences related to investments in certain foreign subsidiaries as such differences are considered indefinitely reinvested. Determination of the amount of unrecognized deferred tax liability is not practicable.

We recognize the financial statement effects of a tax return position when it is more likely than not, based on the technical merits, that the position will ultimately be sustained. For tax positions that meet this recognition threshold, we apply judgment, taking into account applicable tax laws, experience in managing tax audits and relevant GAAP, to determine the amount of tax benefits to recognize in our Combined Financial Statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the financial statements is recorded on the Combined Balance Sheets as an unrecognized tax benefit (“UTB”). We update the UTBs at each financial statement date to reflect the impacts of audit settlements and other resolutions of audit issues, the expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

A reconciliation of the change in our UTB balance for each of the periods presented is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Balance at beginning of year	$773	$817
Increases for tax positions related to the current year	31	30
Increases for tax positions related to prior years	20	21
Decreases for tax positions related to prior years	(104)	(80)
Lapse of statute of limitations	(23)	(10)
Settlements	(47)	(5)

Balance at end of year	$650	$773

Periodically we make deposits to taxing jurisdictions which reduce our UTB balance but are not included in the reconciliation above. Uncertain tax positions that, if recognized, would impact the effective income tax rate as of the end of the period amount to $809 and $963 of the Company’s UTBs at December 31, 2021 and 2020, respectively. Accrued interest and penalties included in UTBs were $171 and $195 at December 31, 2021 and 2020, respectively. We record interest and penalties related to federal, state and foreign UTBs in income tax expense. The net interest and penalty benefit included in income tax expense was $24, $30 and $110 for the years ended December 31, 2021, 2020 and 2019, respectively. We are not reporting uncertain tax positions or correlative deferred tax balances for positions taken in reporting periods after which we were acquired by the AT&T consolidated group to the balance sheet, as such uncertainties will be retained or indemnified by the AT&T consolidated group.

During 2019, we reached a settlement with the Internal Revenue Service with regard to its review of certain open matters included in our 2008—2010 tax returns. We recognized a net tax benefit of $260 as a result of the settlement, including related interest accruals.

We file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions as part of various consolidated tax groups. All audit periods prior to 2008 are closed for federal examination purposes. While we do not expect material changes, we are generally unable to estimate the range of impacts on the balance of the remaining uncertain tax positions or the impact on the effective tax rate from the resolution of these issues until each year is closed; and it is possible that the amount of unrecognized benefit with respect to our uncertain tax positions could increase or decrease within the next 12 months. Other foreign jurisdictions are generally subject to examination for a period of three years after filing of the respective return including any amendments.

At December 31, 2021 and 2020, “Prepaid expenses “ on the Combined Balance Sheets includes $286 and $310, respectively, of prepaid income taxes, primarily related to production tax credits. “Other assets” includes $497 and $381, respectively, of production tax credits and $189 and $127, respectively, of deferred tax assets related to various foreign jurisdictions.

At December 31, 2021 and 2020, “Accounts payable and accrued liabilities” on the Combined Balance Sheets includes $194 and $183, respectively, of income taxes payable. “Other current liabilities” includes $279 and

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

$277, respectively, of uncertain tax positions expected to be settled in cash within the next year. “Other noncurrent liabilities” includes $309 and $392, respectively, of uncertain tax positions not expected to be settled in cash within the next year.

The components of income tax expense (benefit) are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Federal:
Current	$133	$84	$(104)
Deferred	(228)	(490)	(182)

	(95)	(406)	(286)

State & local:
Current	113	81	6
Deferred	(83)	(54)	(47)

	30	27	(41)

Foreign:
Current	387	259	453
Deferred	(61)	45	8

	326	304	461

Total	$261	$(75)	$134

“Income (loss) before income taxes” in the Combined Statements of Operations included the following components for the periods presented:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
U.S. income (loss) before income taxes	$1,101	$(342)	$1,416
Foreign income before income tax	416	279	998

Total	$1,517	$(63)	$2,414

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

A reconciliation of the recorded income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to income from continuing operations before income taxes is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
U.S. statutory federal tax rate	$319	$(13)	$507
Increases (decreases) in income taxes resulting from:
State and local income taxes	66	—	(3)
Impact on foreign operations	(122)	(29)	(126)
Uncertain tax positions	(118)	(23)	(222)
Research and development credit	(9)	(11)	(15)
Goodwill disposal	108	—	—
Other	17	1	(7)

Total	$261	$(75)	$134

Effective Tax Rate	17.2%	119.0%	5.6%

NOTE 16. BENEFIT PLANS

Overview

Certain employees participate in one of AT&T’s sponsored noncontributory pension plans and as such a portion of the expenses associated with these plans is included in our Combined Statements of Operations. However, our Combined Balance Sheets do not include any pension or post-retirement assets or liabilities related to these plans.

The following table presents the components of directly attributable net periodic benefit (credit) cost included in “Other expense, net” in the Combined Statements of Operations for pension plans where AT&T is the sponsor:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Interest cost on projected benefits obligation	$55	$74	$96
Expected return on assets	(179)	(174)	(146)
Actuarial (gain) loss	(176)	88	(31)

Net periodic benefit (credit) cost	$(300)	$(12)	$(81)

We sponsor four U.S. nonqualified pension plans that are noncontributory and unfunded. The four plans consist of the Time Warner Excess Benefit Plan (the “Excess plan”), the Retirement Accumulation Plan (“RAP”), the Supplemental Executive Retirement Plan (“SERP”) and the Wealth Accumulation Plan (“WAP”) (together the “US Nonqualified Plans”). The US Nonqualified Plans were closed to new entrants during 2010. The Excess plan and RAP are both frozen to new benefit accruals. SERP and WAP only have retirees remaining. The pension formula for the Excess plan captured pay above compensation limits or benefit limits. RAP is a cash balance type formula and now provides only interest credits. There have been no changes to the provisions of these plans during the periods presented.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

We also hold net assets and net liabilities on behalf of several non-U.S. pension plans. The plan provisions vary by plan and by country. Some of these plans are unfunded and all are noncontributory. The plan in the U.K. holds a net asset position. All others are in a net liability position.

Obligations and Funded Status

For defined benefit pension plans, the benefit obligation is the projected benefit obligation, the actuarial present value, as of our December 31, 2021 and 2020 measurement dates, of all benefits attributed by the pension benefit formula to employee service rendered to that date. The amount of benefit to be paid depends on a number of future events incorporated into the pension benefit formula, including estimates of the average life of employees and their beneficiaries and average years of service rendered. It is measured based on assumptions concerning future interest rates and future employee compensation levels as applicable.

A summary of activity for substantially all of our U.S. nonqualified pension plans and non-U.S. pension plans is as follows:

Benefit Obligation

	Pension Benefits
	December 31, 2021	December 31, 2020
Benefit obligation, beginning of year	$1,109	$1,019
Service cost – benefits earned during the period	3	4
Interest cost on projected benefit obligation	16	21
Actuarial (gain) loss	(20)	108
Benefits paid	(57)	(51)
Amendments	38	1
Curtailment	(2)	—
Foreign currency exchange rates	(13)	7

Benefit obligation, end of year	$1,074	$1,109

A summary of the change in the fair value of plan assets and the plans’ funded status is as follows:

	Pension Benefits
	December 31, 2021	December 31, 2020
Fair value of plan assets, beginning of year	$905	$810
Actual return on plan assets	23	67
Employer contributions	8	45
Benefits paid	(24)	(20)
Foreign currency exchange rates	(9)	3

Fair value of plan assets, end of year	903	905

(Unfunded) status at end of year (a)	$(171)	$(204)

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

(Liabilities) assets recognized on our Combined Balance Sheets are as follows:

	Pension Benefits
	December 31, 2021	December 31, 2020
Plan assets, net(a)	$215	$227
Current portion of employee benefit obligation(b)	(31)	(34)
Employee benefit obligation(c)	(355)	(397)

Net amount recognized	$(171)	$(204)

(a)	Included in “Other assets.”
(b)	Included in “Accounts payable and accrued liabilities.”
(c)

As of December 31, 2021, and 2020, $58 and $64, respectively, is included in “Postemployment benefit obligation.” As of December 31, 2021, and 2020, $297 and $333, respectively, is included in “Other noncurrent liabilities.”

As of December 31, 2021 and 2020, amounts included in “Accumulated other comprehensive (loss) income” were $37 and $1, respectively, primarily consisting of prior service cost.

The accumulated benefit obligation for our pension plans represents the actuarial present value of benefits based on employee service and compensation as of a measurement date and does not include an assumption about future compensation levels. The accumulated benefit obligation for our pension plans was $1,040, and $1,071 at December 31, 2021 and 2020, respectively.

Net Periodic Benefit Cost

The service cost component of net periodic pension benefit cost is recorded in operating expenses in the Combined Statements of Operations while the remaining components are recorded in “Other expense, net.” The following table presents the components of net periodic benefit (credit) cost:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Service cost – benefits earned during the period	$3	$4	$3
Interest cost on projected benefits obligation	16	21	28
Expected return on assets	(12)	(12)	(23)
Actuarial (gain) loss	(33)	54	44

Net periodic benefit (credit) cost(a)	$(26)	$67	$52

(a)

Net period benefit (credit) cost excludes foreign currency (gain) loss of $(4) and $4 for the years ended December 31, 2021 and 2020, respectively. There was no foreign currency (gain) loss for the year ended December 31, 2019.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Assumptions

In determining the projected benefit obligation and the net pension and postretirement benefit cost, we used the following significant weighted-average assumptions:

	Pension Benefits
	December 31, 2021	December 31, 2020	December 31, 2019
Weighted-average discount rate for determining benefit obligation	2.0%	1.7%	2.3%
Weighted-average discount rate for determining net cost (benefit)	1.4%	2.1%	3.0%
Long-term rate of return on plan assets	1.4%	1.7%	3.0%
Composite rate of compensation increase for determining benefit obligation	3.8%	3.5%	3.3%
Composite rate of compensation increase for determining net cost (benefit)	3.2%	2.9%	3.1%

We recognize gains and losses on pension assets and obligations immediately in “Other expense, net” in our Combined Statements of Operations. These gains and losses are generally measured annually as of December 31 for the periods ending December 31, 2019, 2020 and 2021. Should actual experience differ from actuarial assumptions, the projected pension benefit obligation and net pension cost would be affected in future years.

Discount Rate Our assumed weighted-average discount rate for pension benefits reflects the hypothetical rate at which the projected benefit obligation could be effectively settled or paid out to participants. For the U.S. nonqualified pension plans, we determined our discount rate based on a range of factors, including a yield curve composed of the rates of return on several hundred high-quality fixed income corporate bonds available at the measurement date and corresponding to the related expected durations of future cash outflows. These bonds were all rated at least Aa3 or AA- by one of the nationally recognized statistical rating organizations, denominated in U.S. dollars and neither callable, convertible nor index linked. For the U.K. pension plan, the discount rate is the single effective discount rate that produces the same liability as the Bank of America Merrill Lynch U.K. AA bond spot yield curve, assuming it remains flat at 30 years and beyond. For our other international plans the discount rates are determined based on various underlying economic measures which can differ for each plan based on the bond environment in each country.

For the U.S. nonqualified pension plans and several non-U.S. pension plans, we utilize a full yield curve approach in the estimation of the service and interest components of net periodic benefit costs for pension benefits. Under this approach, we apply discounting using individual spot rates from a yield curve composed of the rates of return on several hundred high-quality, fixed income corporate bonds available at the measurement date. These spot rates align to each of the projected benefit obligations and service cost cash flows. Interest cost is computed by multiplying each spot rate by the corresponding discounted projected benefit obligation cash flows. The full yield curve approach reduces any actuarial gains and losses based upon interest rate expectations (e.g., built-in gains in interest cost in an upward sloping yield curve scenario), or gains and losses merely resulting from the timing and magnitude of cash outflows associated with our benefit obligations. Neither the annual measurement of our total benefit obligations nor annual net benefit cost is affected by the full yield curve approach.

Expected Long-Term Rate of Return Each year we review our expected long-term rate of return on plan assets for each of the funded non-U.S. pension plans. In some cases, our long-term rates of return reflect the average rate of

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. In other situations, the long-term rate reflects negotiated contract rates of return. In setting the long-term assumed rate of return, management considers capital markets’ future expectations, the asset mix of the plans’ investment and average historical asset return. Actual long-term returns can, in relatively stable markets, also serve as a factor in determining future expectations. We consider many factors that include, but are not limited to, historical returns on plan assets, current market information on long-term returns (e.g., long-term bond rates) and current and target asset allocations between asset categories. The target asset allocation is determined based on consultations with external investment advisers. Any differences in the rate and actual returns will be included with the actuarial gain or loss recorded in the fourth quarter when our plans are remeasured.

Composite Rate of Compensation Increase Only a few of the non-U.S. pension plans have pay-based benefit formulas. For those countries and plans, our expected composite rate of compensation increase cost for determining the benefit obligation and the benefit cost reflects the long-term average rate of salary increases.

Plan Assets

Plan assets consist primarily of private and public equity, government and corporate bonds and real assets (real estate and natural resources). The asset allocations of the pension plans are maintained to meet local regulations. Any plan contributions, as determined by local regulations, are made to a pension trust for the benefit of plan participants. We do not have significant required contributions to our pension plans for 2022.

The principal investment objectives are to ensure the availability of funds to pay pension benefits as they become due under a broad range of future economic scenarios, maximize long-term investment return with an acceptable level of risk based on our pension obligations, and diversify broadly across and within the capital markets to insulate asset values against adverse experience in any one market. Each asset class has broadly diversified characteristics. Substantial biases toward any particular investing style or type of security are sought to be avoided by managing the aggregation of all accounts with portfolio benchmarks. Asset and benefit obligation forecasting studies are conducted periodically, generally every two to three years, or when significant changes have occurred in market conditions, benefits, participant demographics or funded status. Decisions regarding investment policy are made with an understanding of the effect of asset allocation on funded status, future contributions and projected expenses.

The plan’s weighted-average asset targets and actual allocations as a percentage of plan assets, including the notional exposure of future contracts by asset categories are as follows:

	Pension Assets
	December 31, 2021		December 31, 2020
	Target	Actual	Target	Actual
Cash	2%	1%	2%	2%
Equity securities	6%	7%	6%	6%
Fixed income securities	80%	84%	80%	85%
Real assets	4%	2%	4%	2%
Hedge funds	3%	2%	2%	2%
Multi-asset credit funds	5%	4%	6%	3%

Total	100%	100%	100%	100%

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Investment Valuation

Investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability at the measurement date.

Investments in securities traded on a national securities exchange are valued at the last reported sales price on the final business day of the period. If no sale was reported on that date, they are valued at the last reported bid price. Investments in securities not traded on a national securities exchange are valued using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Shares of registered investment companies are valued based on quoted market prices, which represent the net asset value of shares held at year-end.

Fixed income securities valuation is based upon observable prices for comparable assets, broker/dealer quotes (spreads or prices), or a pricing matrix that derives spreads for each bond based on external market data, including the current credit rating for the bonds, credit spreads to Treasuries for each credit rating, sector add-ons or credits, issue-specific add-ons or credits as well as call or other options.

Purchases and sales of securities are recorded as of the trade date. Realized gains and losses on sales of securities are determined on the basis of average cost. Interest income is recognized on the accrual basis. Dividend income is recognized on the ex-dividend date.

At December 31, 2021 and 2020, the defined benefit pension plan’s assets did not directly hold any securities issued by us.

Fair Value Measurements

See Note 14 for a discussion of the fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

The following table sets forth by level, within the fair value hierarchy, the pension assets and liabilities at fair value as of December 31, 2021:

Pension Assets and Liabilities at Fair Value as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash	$7	$—	$—	$7
Equity securities	—	64	—	64
Fixed income securities	3	800	113	916
Multi-asset credit fund	—	31	—	31

Total plan net assets at fair value	$10	$895	$113	$1,018

Assets held at net asset value practical expedient
Real assets				20
Hedge funds				21

Total assets held at net asset value practical expedient				41

Liabilities:
Derivatives	$—	$(156)	$—	$(156)

Total Plan Net Assets				$903

The table below sets forth a summary of changes in the fair value of the Level 3 pension assets for the year ended December 31, 2021:

Pension Assets	Fixed Income Funds
Balance at beginning of year	$133
Unrealized (losses) gains	(19)
Purchases, issuances, sales and settlements, net	(1)

Balance at end of year	$113

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

The following table sets forth by level, within the fair value hierarchy, the pension assets and liabilities at fair value as of December 31, 2020:

Pension Assets and Liabilities at Fair Value as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash	$17	$—	$—	$17
Equity securities	—	53	—	53
Fixed income securities	—	819	132	951
Multi-asset credit fund	—	24	—	24

Total plan net assets at fair value	$17	$896	$132	$1,045

Assets held at net asset value practical expedient
Real assets				18
Hedge funds				19

Total assets held at net asset value practical expedient				37

Liabilities:
Derivatives	$—	$(177)	$—	$(177)

Total Plan Net Assets				$905

The table below sets forth a summary of changes in the fair value of the Level 3 pension assets for the year ended December 31, 2020:

Pension Assets	Fixed Income Funds
Balance at beginning of year	$114
Unrealized gains (losses)	21
Purchases, issuances, sales and settlements, net	(3)

Balance at end of year	$132

Estimated Future Benefit Payments

Expected benefit payments are estimated using the same assumptions used in determining our benefit obligation at December 31, 2021. Because benefit payments will depend on future employment and compensation levels, average years employed, average life spans, and payment elections, among other factors, changes in any of these assumptions could significantly affect these expected amounts. The following table provides expected benefit payments under our pension plans:

Pension Benefits
2022	$44
2023	44
2024	42
2025	43
2026	42
Years 2027 - 2031	222

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Defined Contribution Plans

We have certain domestic and international defined contribution plans for which the expense amounted to $146, $168 and $146 for the years ended December 31, 2021, 2020 and 2019, respectively. Our contributions to the defined contribution plans are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions.

Multiemployer Benefit Plans

We contribute to various multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover certain of our union-represented employees. The risks of participating in these multiemployer pension plans are different from single-employer pension plans in that (i) contributions made by us to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if we choose to stop participating in certain of these multiemployer pension plans, we may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan being borne by its remaining participating employers. While no multiemployer pension plan that we contributed to is individually significant to us, we were listed on certain Form 5500s as providing more than 5% of total contributions based on the current information available. The financial health of a multiemployer plan is indicated by the zone status, as defined by the Pension Protection Act of 2006, which represents the funded status of the plan as certified by the plan’s actuary. In general, plans in the red zone are less than 65% funded, plans in the yellow zone are between 65% and 80% funded and plans in the green zone are at least 80% funded. The funded status for one of the plans for which the Company was listed as providing more than 5% of total contributions reported green zone status for the most recent available plan year. As of December 31, 2020, two of the plans, the Motion Picture Industry Pension Plan and the Screen Actors Guild – Producers Pension Plan, were funded at 67.5% and 74.9%, respectively for the 2020 plan year, but neither of these plans were considered to be in endangered, critical, or critical and declining status in the 2020 plan year. We are listed as providing more than 5% of total contributions to the Motion Picture Industry Pension Plan. Total contributions made by us to multiemployer pension plans for the years ended December 31, 2021, 2020 and 2019 were $186, $135 and $155, respectively. Our share of contributions to plans whose zone status is below green is not material.

We also contribute to various other multiemployer benefit plans that provide health and welfare benefits to active and retired participants. Total contributions made by us to these other multiemployer benefit plans for the years ended December 31, 2021, 2020 and 2019 were $253, $182 and $206, respectively.

NOTE 17. EQUITY-BASED COMPENSATION

Certain of our employees participate in share-based compensation plans sponsored by AT&T, which include stock options and Restricted Stock Unit awards. The most recent stock option grant took place in 2018, vested within one year and no additional grants have since been issued. Restricted Stock Unit awards have a vesting period of one to four years in accordance with the terms of those plans.

Our Combined Statements of Operations include the compensation cost recognized for those plans as operating expenses, as well as the associated tax benefits. These amounts were based on the awards and terms previously granted to our employees but may not reflect the equity awards or results that we would have experienced or expect to experience as a standalone company. Additionally, expenses related to the AT&T corporate employees

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

were allocated based on an allocation metric which best represents our portion of corporate expenses incurred, primarily based on the relative percentage of expected revenue. The unit data presented in the tables below only reflect the costs that were directly attributable to our employees and none of the allocated expenses of AT&T’s corporate employees.

Equity Plans

Stock options and RSUs have been granted to our employees and non-employee directors. Generally, stock options have exercise prices equal to the fair market value on the date of grant, vest in four equal annual installments and expire ten years from the date of grant. RSUs generally vest in four equal annual installments. Stock options and RSUs generally provide for accelerated vesting upon an election to retire after reaching a specified age and years of service, as well as in certain additional circumstances for non-employee directors.

Holders of RSUs are generally entitled to receive cash dividend equivalents based on the regular quarterly cash dividends declared and paid by AT&T during the period that the RSUs are outstanding. The dividend equivalent payment for holders of RSUs subject to a performance condition is made in cash following the satisfaction of the performance condition. Holders of stock options do not receive dividends or dividend equivalent payments.

Upon the (i) exercise of a stock option or (ii) vesting of an RSU, shares of the Parent’s common stock may be issued either from authorized but unissued shares or from treasury stock.

Other information pertaining to each category of equity-based compensation appears below.

The compensation costs included in our Combined Statements of Operations are reflected in the table below:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Share-based compensation expense	$187	$216	$194
Tax benefits associated with share-based compensation expense	39	45	41

Total unrecognized compensation cost related to nonvested restricted stock units as of December 31, 2021, without taking into account expected forfeitures, is $223 and is expected to be recognized over a weighted-average period between 1 and 2 years. The total fair value of shares vested during the year ended December 31, 2021 was $203, compared to $177 and $293 for the years ended December 31, 2020 and 2019, respectively.

Restricted Stock Units

The following table sets forth the weighted-average grant date fair value of RSUs. We granted 10 target RSUs during the year ended December 31, 2021.

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
RSUs	$29.32	$35.62	$30.90

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

The following table summarizes information about nonvested RSUs for the year ended December 31, 2021 (shares in millions):

	Number of Shares / Units	Weighted-Average Grant Date Fair Value
Nonvested as of December 31, 2020	11	$34.82
Granted	10	29.32
Vested	6	34.06
Forfeited	1	33.08
Nonvested as of December 31, 2021	14	31.36

Stock Options

We did not grant any stock options during the year ended December 31, 2021. The following table summarizes information about stock options outstanding during the year ended December 31, 2021 (shares in millions):

	Number of Options	Weighted-Average Exercise Price
Outstanding as of December 31, 2020	5	$17.95
Exercised	2	14.02
Forfeited or expired	—	11.07
Outstanding and exercisable as of December 31, 2021	3	21.69

As of December 31, 2021, the weighted-average remaining contractual term of stock options outstanding and exercisable is 2 years. As of December 31, 2021, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of the aggregate stock options that either had vested or are expected to vest approximate the corresponding amounts for stock options outstanding.

The following table summarizes information about stock options exercised for the years ended December 31, 2021, 2020 and 2019:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2021	2020	2019
Total intrinsic value	$12	$58	$181
Cash received	50	44	411

NOTE 18. SALES OF RECEIVABLES

We have agreements with various third-party financial institutions pertaining to the sales of certain types of our accounts receivable. The most significant of these programs are discussed in detail below and generally consists of revolving service and trade receivables. Under these programs, we transfer receivables to purchasers in exchange for cash. Under the terms of our agreements for this program, we continue to bill and collect the payments from our customers on behalf of the financial institutions.

Revolving Receivables Program

We have a revolving agreement to transfer up to $6,680 of certain receivables through our bankruptcy-remote subsidiaries to various financial institutions on a recurring basis in exchange for cash equal to the gross

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

receivables transferred. This agreement is subject to renewal on an annual basis and the transfer limit may be expanded from time to time. As customers pay their balances, we transfer additional receivables into the program, resulting in our gross receivables sold exceeding net cash flow impacts (e.g., collect and reinvest). The transferred receivables are fully guaranteed by our bankruptcy-remote subsidiaries and $1,095 of pledged receivables are transferred into bankruptcy-remote subsidiaries reflected on our Combined Balance Sheets as of December 31, 2021. In addition to our receivables, beginning in 2020 certain AT&T Mobility LLC receivables are transferred to a bankruptcy-remote subsidiary owned by an AT&T affiliate to serve as additional pledged collateral under this agreement. Any reduction of collateral in the future may impact the Company’s sold receivables. The transfers are recorded at fair value of the proceeds received and obligations assumed less derecognized receivables. The obligation is subsequently adjusted for changes in estimated expected credit losses and interest rates. Our maximum exposure to loss related to these receivables transferred is limited to the amount outstanding.

The fair value measurement used for the obligation is considered Level 3 under the Fair Value Measurement and Disclosure framework (see Note 14).

The following table sets forth a summary of receivables sold:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Gross receivables sold/cash proceeds received[1]	$17,686	$14,111	$11,602
Collections reinvested under revolving agreement	16,732	13,162	7,689

Net cash proceeds received	$954	$949	$3,913

Net receivables sold[2]	$17,582	$13,985	$11,216
Obligations (reversed) recorded	(27)	249	526

[1]	Includes initial sale of receivables of $954, $949 and $3,913 for the years ended December 31, 2021, 2020 and 2019, respectively.
[2]	Receivables net of allowance, return and incentive reserves and imputed interest.

The following table sets forth a summary of the receivables and accounts being serviced:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Gross receivables:	$1,095	$1,597
Balance sheet classification
Accounts receivable:
Trade receivables	906	1,403
Other assets:
Noncurrent notes and trade receivables	189	194
Outstanding portfolio of receivables derecognized from our Combined Balance Sheets	5,763	4,809
Cash proceeds received, net of remittances[1]	5,763	4,809

[1]	Represents amounts to which financial institutions remain entitled.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Accounts Receivable Factoring

In December 2021, we entered into a factoring agreement to sell certain of our non-U.S. trade accounts receivable on a non-recourse basis to a third-party financial institution. We account for these transactions as sales in accordance with ASC 860, “Transfers and Servicing”, when our continuing involvement subsequent to the transfer is limited to providing certain servicing and collection actions on behalf of the purchaser of the designated trade receivables. Proceeds from amounts factored are recorded as an increase to “Cash and cash equivalents” and a reduction to “Accounts receivable, net” in our Combined Balance Sheets. Cash received is also reflected as “Cash provided by Operating Activities” in our Combined Statements of Cash Flows. Total trade accounts receivable sold under the factoring arrangements were $302 for the year ended December 31, 2021. The impact to the Combined Statements of Operations was not material for the year ended December 31, 2021.

NOTE 19. ADDITIONAL FINANCIAL INFORMATION

Additional financial information with respect to cash payments, “Other expense, net,” “Other current assets,” “Accounts payable and accrued liabilities,” “Other current liabilities,” and “Other noncurrent liabilities” is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash Flows
Cash payments made for interest	$89	$95	$445
Cash payments made for income taxes	744	$533	$576

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
Other Expense, Net
(Gain) loss on equity method investees	$(9)	$71	$44
Investment impairment	2	151	30
Loss on Otter disposal	223	—	—
Pension remeasurement	(176)	88	(31)
Premiums paid and costs incurred on debt redemption	—	13	376
Net accelerated amortization of debt (premiums) discounts	—	—	(187)
Bridge Loan fees	219	—	—
Other	(10)	6	11

Total other expense, net	$249	$329	$243

	December 31, 2021	December 31, 2020
Other Current Assets
Inventory	$138	$114
Other	358	364

Total other current assets	$496	$478

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

	December 31, 2021	December 31, 2020
Accounts Payable and Accrued Liabilities
Accounts payable	$1,169	$1,064
Participations payable	3,029	2,741
Programming costs payable	2,258	2,337
Accrued expenses	1,665	863
Accrued compensation	1,570	1,634
Accrued interest	25	26
Accrued taxes	306	315
Other	630	728

Total accounts payable and accrued liabilities	$10,652	$9,708

	December 31, 2021	December 31, 2020
Other Current Liabilities
Deferred revenue	$1,285	$1,334
Other	281	277

Total other current liabilities	$1,566	$1,611

	December 31, 2021	December 31, 2020
Other Noncurrent Liabilities
Noncurrent tax and interest reserves	$339	$417
Participations payable	2,579	2,087
Programming costs payable	752	841
Noncurrent pension and post-retirement liabilities	297	325
Deferred compensation	542	650
Operating lease liabilities	2,305	2,330
Other	288	348

Total other noncurrent liabilities	$7,102	$6,998

NOTE 20. COMMITMENTS AND CONTINGENCIES

Commitments

We have commitments under certain network programming, film licensing, creative talent, employment and other agreements aggregating to $36,662 at December 31, 2021.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

The commitments under certain programming, film licensing, talent and other agreements (“Programming and Other”) during the next five years and thereafter are as follows:

Programming and Other
2022	$9,305
2023	5,585
2024	4,466
2025	3,558
2026	2,306
Thereafter	11,442

Total	$36,662

Contingent Commitments

We also have certain contractual arrangements that would require us to make payments or provide funding if certain circumstances occur (“Contingent Commitments”). Contingent Commitments principally include amounts that could be paid in connection with guarantees provided by us and post term advance obligations on certain co-financing arrangements.

The following is a description of our Contingent Commitments at December 31, 2021:

Six Flags Guarantee

In connection with our former investment in the Six Flags theme parks located in Georgia and Texas (collectively, the “Parks”), in 1997, certain subsidiaries of ours agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”) for the benefit of the limited partners in such Partnerships, including: annual payments made to the Parks or to the limited partners and additional obligations at the end of the respective terms for the Partnerships in 2027 and 2028 (the “Guaranteed Obligations”). The aggregate gross undiscounted estimated future cash flow requirements covered by the Six Flags Guarantee over the remaining term (through 2028) are $523. To date, no payments have been made by us pursuant to the Six Flags Guarantee.

Six Flags Entertainment Corporation (formerly known as Six Flags, Inc. and Premier Parks Inc.) (“Six Flags”), which has the controlling interest in the Parks, has agreed, pursuant to a subordinated indemnity agreement (the “Subordinated Indemnity Agreement”), to guarantee the performance of the Guaranteed Obligations when due and to indemnify us, among others, if the Six Flags Guarantee is called upon. If Six Flags defaults in its indemnification obligations, we have the right to acquire control of the managing partner of the Parks. Six Flags’ obligations to us are further secured by its interest in all limited partnership units held by Six Flags.

Because the Six Flags Guarantee existed prior to December 31, 2002 and no modifications to the arrangements have been made since the date the guarantee came into existence, we are required to continue to account for the Guaranteed Obligations as a contingent liability. Based on our evaluation of the current facts and circumstances surrounding the Guaranteed Obligations and the Subordinated Indemnity Agreement, we are unable to predict the loss, if any, that may be incurred under the Guaranteed Obligations, and no liability for the arrangements has been recognized at December 31, 2021. Because of the specific circumstances surrounding the arrangements and the fact that no active or observable market exists for this type of financial guarantee, we are unable to determine a current fair value for the Guaranteed Obligations and related Subordinated Indemnity Agreement.

AT&T WarnerMedia Business

(A Component of AT&T Inc.)

Notes to the Combined Financial Statements

(In Millions except per share amounts)

Other Contingent Commitments

Other contingent commitments primarily include contingent payments for post-production term advance obligations on certain co-financing arrangements, as well as operating lease commitment guarantees, letters of credit, bank guarantees and surety bonds, which generally support performance and payments for a wide range of global contingent and firm obligations, including insurance, litigation appeals, real estate leases and other operational needs.

The following table summarizes our other contingent commitments at December 31, 2021. For other contingent commitments where payment obligations are outside our control, the timing of amounts presented in the table represents the earliest period in which the payment could be requested. For the remaining other contingent commitments, the timing of amounts presented in the table represents when the maximum contingent commitment will expire but does not mean that we expect to incur an obligation to make any payments within that time period. In addition, amounts presented do not reflect the effects of any indemnification rights we might possess:

Other Contingent Commitments
2022	$29
2023	1
2024	1
2025	1
2026	252
Thereafter	—

Total	$284

Contingencies

We are party to numerous lawsuits, regulatory proceedings and other matters arising in the ordinary course of business. In evaluating these matters on an ongoing basis, we take into account amounts already accrued on the balance sheet. In our opinion, although the outcomes of these proceedings are uncertain, they should not have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 21. SUBSEQUENT EVENTS

We have performed an evaluation of subsequent events through March 4, 2022, which is the date the financial statements were available to be issued. No events or transactions were identified during this period that required recognition or disclosure in the Combined Financial Statements.